UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Morningstar, Inc.

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April 1, 2022

Dear Shareholders:

At Morningstar, our mission is to empower investor success and that extends to you, our fellow shareholders. Foundational to your empowerment is a clear understanding of our strategy and priorities. We encourage you to read our shareholder letter that accompanies the annual report for a full review of Morningstar’s accomplishments in 2021 and strategic initiatives for 2022, but also wanted to take this opportunity to share with you some notable priorities for our Board of Directors (Board).

Growth and resilience characterized Morningstar in 2021, both as a business and as a team. The Company’s financial results demonstrated impressive growth across the enterprise, with PitchBook and DBRS Morningstar, our two largest product areas, achieving record levels of annual revenue in 2021. Sustainalytics and Workplace Solutions achieved impressive organic revenue growth over the year and are well poised for future success. Morningstar Indexes also expanded significantly with the acquisition of Moorgate Benchmarks in the third quarter. During the year we focused our wealth management offerings and announced that we had signed a definitive agreement in the fourth quarter to acquire Praemium’s U.K. and international businesses. This transaction will allow us to gain a valuable platform outside the U.S. and bring scale to our operations faster than we might otherwise have achieved.

This success would not be possible without the continued dedication of the Morningstar team. As successive waves of coronavirus variants closed offices, disrupted supply chains, and complicated travel plans during 2021, employees across the enterprise deftly adjusted to changing conditions. Teams supported each other and their local communities in myriad ways including the launch of the biggest fundraising campaign in Company history and an onsite vaccination clinic hosted at Morningstar’s office in Mumbai. Morningstar welcomed over 3,100 new employees to the Company over the course of the year and found creative ways to communicate and connect with them remotely. Those strategies were also deployed in other contexts, such as our Morningstar Investment Conferences, where our teams engaged with investors, advisors and other stakeholders in hybrid virtual / in-person environments.

The 2021 priorities of our Board similarly reflected growth and resilience, including the following:

•

Comprehensive Approach to Guiding Corporate Strategy – Our Board actively advises the Company’s corporate strategy. Our annual strategy day is a highlight of the year for its engaging discussions on challenges and opportunities facing each of Morningstar’s product areas. With an agenda that covers each area of the business, insights emerge on common themes, and approaches that were successful in one area can be leveraged by the management of another. Our updated strategy in the wealth management area is a result of such discussions. Throughout 2021, our Board expanded its opportunity to provide strategic counsel by participating in product demos, thematic workshops, and topical roundtables conducted by management before each of the formal Board meetings in our typical schedule. These in-depth sessions provide Board members detailed background on Morningstar’s products and services and facilitate real-time feedback on key initiatives. They also allow the Board to engage with a broader group of Morningstar’s senior management, providing context to succession planning discussions, and exemplifying the incredible talent within the Morningstar team.

•

Continued Focus on Cybersecurity – Events, including those raised by our security analysts, found in headlines across our industry, and experienced by our own Board members and employees, helped inform our Board review of information security in 2021. For example, our Board reviewed the terms of the Company’s significant software and cloud computing vendor agreements after political turmoil in the U.S. in early 2021 caused major technology platforms to rapidly terminate service to companies that posted content that violated the platform’s policies. Separately, our Audit Committee provided oversight of a project to evaluate and adjust our workforce location strategy in light of shifts in Morningstar’s business continuity and data privacy risk profile. The pace of change in our industry and the economy at large demands nimbleness and close collaboration between the Board and management. With data and information core to our products and services, cybersecurity is likely to remain a key area of focus for the Board.

•

An ESG Lens on our Governance Practices – We continue to believe that ESG factors permeate so much of the Company’s work that it is not a topic that should be delegated to a subset of our Board members. Instead, each committee of the Board oversees specific components of sustainability and, in 2021, we updated our committee charters to reflect these areas of focus. As described more fully in the Enterprise Sustainability Highlights, our Audit

    i

Committee oversees topics of cybersecurity and ethics; our Compensation Committee guides benefits, pay and incentive practices; and our Nominating and Corporate Governance Committee reviews compliance and governance. Other ESG topics are addressed with the full Board such as pay equity, talent acquisition, employee engagement, and succession planning. We believe this comprehensive framework allows for meaningful oversight by our Board members of each of the Company’s material ESG topics.

Looking forward to 2022, we expect our Board to support the Company’s strategic initiatives including the following:

•

Aligning Employee Compensation and Shareholder Success – While many of the factors contributing to the tight labor markets around the world are outside of our control, Morningstar and the Board are focused on those components it can control to ensure we can attract and retain the best talent for continued growth. During 2021, this focus was evidenced in our higher bonus expense, driven by strong financial performance, and salary increases, for employees whose contributions to the Company warranted recognition. We believe that employees who have an owner’s mindset approach new opportunities with a holistic view of what Morningstar has to offer, rather than being confined to their role, product area, or reporting lines. Accordingly, in 2022, we expect to consider ways to expand the population of employees receiving performance-based market stock units tied to total shareholder return to align compensation more closely to shareholder success. Led by our Compensation Committee, we carefully design our incentive plans and other benefit programs to focus on the health and well-being of our employees, foster meaningful career development, and motivate our teams. Our Board will use data driven analysis to assess the impact of these design choices and make further refinements throughout 2022 and beyond.

•

Organizational Design Responsive to Changes in our Regulatory Landscape – Morningstar is adept at operating in highly regulated environments. For example, our credit ratings business is subject to regulation by the U.S. Securities and Exchange Commission (SEC), Ontario Securities Commission, U.K. Financial Conduct Authority (FCA) and European Securities and Markets Authority (ESMA). Additionally, our investment management business is regulated by the SEC and other agencies in the U.S., ESMA, FCA, Australian Securities and Investments Commission, and South African Financial Sector Conduct Authority among others. We have developed expertise in implementing policies and procedures while establishing monitoring, control and audit practices that help monitor compliance with, in some cases, very prescriptive regulatory requirements in each of the jurisdictions where we operate. This background prepares us well for new and developing regulation applicable to our index and Sustainalytics products and services. A focus of the Board in 2022 will be guiding the Company’s organizational decisions to structure the business for long-term growth.

This is by no means an exhaustive list; they are just some of the ways we are creating a Company built with independence, integrity, and empowerment as top priorities.

We will hold our 2022 Annual Shareholders’ Meeting at 9 a.m. Central time on Friday, May 13, 2022 as a hybrid meeting. We are excited for the opportunity to see many of you in person and also appreciate the virtual capabilities that afford other participants the ability to attend without the time and expense for travel. As in previous years, our Annual Shareholders’ Meeting will include time for Q&A with management and the Board and will offer a variety of ways to connect and participate. We strongly encourage you to read both our proxy statement and annual report in their entirety and ask that you support our Board’s recommendations.

On behalf of the Board of Directors, we look forward to working with you, and serving you, in the years to come. We sincerely appreciate your continued support of Morningstar.

Sincerely,

Joe Mansueto	Kunal Kapoor
Executive Chairman and Chairman of the Board	Chief Executive Officer

ii    2022 Proxy Statement

Morningstar, Inc.

Notice of Annual Shareholders’ Meeting

To be held on May 13, 2022

April 1, 2022

Dear Shareholder:

You are cordially invited to attend our 2022 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Friday, May 13, 2022 at our corporate headquarters at 22 W. Washington St., Chicago, Illinois 60602. In order to facilitate participation from our shareholders around the world, our annual meeting will also be webcast live.

We are holding the annual meeting for the following purposes:

•	To elect the ten director nominees listed in the proxy statement to hold office until the next annual shareholders’ meeting and until their respective successors have been elected and qualified.

•	To hold an advisory vote to approve executive compensation.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.

•	To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 14, 2022, the record date for the meeting. A list of shareholders entitled to vote will be available for inspection for 10 days prior to the meeting at our corporate headquarters.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. For further details, please refer to the “Proxy Statement Summary” on Page 1 and the question “How do I vote?” on Page 64. If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at investors@morningstar.com.

Leah Trzcinski

Associate General Counsel and Corporate Secretary

    iii

Caution Concerning Forward-Looking Statements

This proxy statement contains, and statements made by Morningstar and its representatives at the annual meeting may contain, forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. We describe risks and uncertainties that could cause actual results and events to differ materially in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of our Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

iv    2022 Proxy Statement

1	Proxy Statement Summary	29	Security Ownership of Certain Beneficial Owners and Management

1	Annual Meeting Information	31	Delinquent Section 16(a) Reporting

3	Corporate Governance Highlights	32	Compensation Discussion and Analysis

4	Director Nominee Highlights	46	Compensation Committee Report

5	Enterprise Sustainability Highlights	47	Executive Compensation

7	PROPOSAL 1: Election of Directors	53	Equity Compensation Plan Information

10	Board Composition and Governance Overview	54	PROPOSAL 2: Advisory Vote to Approve Executive Compensation

12	Board Nominees	55	PROPOSAL 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

17	Board of Directors and Corporate Governance	56	Audit Committee Report

17	Corporate Governance Guidelines	58	Principal Accounting Firm Fees

18	Director Independence	59	Certain Relationships and Related Party Transactions

20	Board Responsibilities and Structure	60	Shareholder Proposals or Nominations

22	Board Committees and Charters	62	Questions and Answers About the Annual Meeting and the Proxy Materials

28	Director Compensation

    v

Proxy Statement Summary

This summary highlights key elements of our proxy statement. For more complete information, you should review the entire proxy statement along with our 2021 Annual Report.

Annual Meeting Information

Date: May 13, 2022	Time: 9:00 a.m. Central Time	Record Date: March 14, 2022

Where: There are three ways to participate in the annual meeting:

  1.   Participants may attend in person to vote their shares and ask live questions during the meeting at
Morningstar’s Corporate Headquarters
22 W. Washington St.
Chicago, Illinois 60602

  2.   Shareholders may view and listen to a live webcast of the meeting, vote their shares electronically during the meeting, and submit written questions during the meeting by visiting www.virtualshareholdermeeting.com/MORN2022.

  3.   Other participants may view and listen to a live webcast of the meeting and submit written questions or ask them live via webcam during the meeting by registering in advance at shareholders.morningstar.com in the Events & Presentations section of the Investor Relations area of our corporate website. Participants electing this option will not be able to vote during the meeting.

Even if you plan on attending our meeting on May 13, 2022, please vote as soon as possible before the meeting by:

Internet:

•    Before the meeting: Go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2022. Have your Notice of Internet Availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•    During the meeting: Go to www.virtualshareholdermeeting.com/MORN2022. You may attend the meeting via the Internet and vote during the meeting. Have your Notice of Internet Availability or proxy card in hand when you access the website and follow the instructions.

Phone: Call 1-800-690-6903 with any touchtone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A webcast replay of the annual meeting will also be archived in the Investor Relations area of our corporate website, shareholders.morningstar.com/. For additional information on the annual meeting, please refer to the Questions and Answers About the Annual Meeting and the Proxy Materials on Page 62.

Proxy Statement Summary

Annual Meeting Proposals and Board Recommendations

Proposal	Board Recommendation	More Information

Proposal 1: Election of Directors	FOR the election of each of the director nominees listed in this proxy statement	Page 7

Proposal 2: Advisory Vote to Approve Executive Compensation	FOR the approval of the resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement	Page 54

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2022	Page 55

About Morningstar

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $265 billion in assets under advisement and management as of December 31, 2021. The Company has operations in 29 countries.

2    2022 Proxy Statement

Corporate Governance Highlights

Our Board of Directors is responsible for providing oversight, counseling, and direction to our management team in the long-term interests of Morningstar and its shareholders.

Morningstar Board of Directors

Morningstar’s brand is associated with independence, transparency, and objective, investor-focused research and ratings. Our Board of Directors is responsible for providing oversight, counsel, and direction to our management team in the long-term interests of Morningstar and its shareholders. Led by our Nominating and Corporate Governance Committee’s regular reviews, our Board regularly assesses our governance practices in the context of current trends, regulatory changes, and recognized best practices.

Board Composition

The Board holds responsibility for naming the chairman of the board and the chief executive officer of Morningstar. We value the independent members of our Board while leveraging the long-term expertise and deep commitment of our founder and significant shareholder, Joe Mansueto. Joe Mansueto has served as chairman since our inception and as chief executive officer from 1984 to 1996 and again from 2000 to 2017, when Kunal Kapoor succeeded him as CEO. In his current capacity as executive chairman and chairman of the board, Joe Mansueto continues to oversee matters pertaining to capital allocation, corporate strategy, and executive leadership development.

We believe that Joe Mansueto’s contributions as chairman are central to our business success and longevity; his commitment to and knowledge of the principles that underpin Morningstar is unmatched. His understanding of the Company, combined with Kunal Kapoor’s long history at the firm and their close working relationship, helps guide the investor-focused culture that sets us apart in the industry.

Board Structure and Independence

•   Significant majority of directors are
independent

•   Independent committee Chairs

•   Executive sessions of independent
directors

•   Directors are not over-committed to
additional boards

•   Directors offer to resign upon change
in circumstances

•   Value diversity and an appropriate
mix of skills

Board Role in Risk Oversight

•   Annual Board review of material
enterprise-wide risks

•   Review and input on strategic plan
and budget

•   Regular review of organizational health
including employee health, productivity and engagement

•   Each committee focused on risks
related to its areas of oversight

Attendance by Directors at the 2021 Annual Meeting

Director Nominee Highlights

We nominate individuals whose background, knowledge, and experience would be expected to assist the Board in furthering the interests of Morningstar and its shareholders.

The Company strives to maintain a Board that possesses a combination of skills, professional experience, and diversity of backgrounds and tenure necessary to effectively oversee the Company’s business. To reflect the Company’s commitment to diversity, the Board amended the Company’s Nominating and Corporate Governance Committee Charter in May 2021 to include a commitment that, as part of the search process for each new director, the Nominating and Corporate Governance Committee will ensure that the applicant pool for new directors includes qualified candidates who reflect diverse backgrounds, such as diversity of thought, race, ethnicity, gender, age, geographic origin, and sexual orientation. In evaluating the suitability of individual Board members, the committee will take into account factors such as the individual’s general understanding of technology, marketing, sales, finance, and other disciplines relevant to the success of a publicly traded company; understanding of Morningstar’s business and industry; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors it considers to be relevant. Each of the 10 directors currently serving is standing for election at the annual meeting. Information regarding the director nominees is provided below.

Board Diversity Snapshot

4    2022 Proxy Statement

Enterprise Sustainability Highlights

Corporate sustainability and the integration of ESG data, research, tools, and services across the Morningstar enterprise is a priority for the Company and for the Board.

Board Oversight of ESG

While serving on the Board, our directors have become familiar with the sustainable investing and corporate sustainability landscapes, including best practices related to product and strategy development. Given its critical importance to the Company’s product areas and business strategy, oversight of ESG and sustainability-related matters at the Board level has not been assigned to a specific committee. Instead, ESG integration and Company sustainability efforts are woven into a variety of agenda items at Board and committee meetings. The Board provides oversight and guidance on each of the Company’s material ESG topics as outlined below. Additional information regarding ESG at Morningstar can be found in our Enterprise Sustainability Report.

Board Contribution to Material ESG Topics

Business Ethics

At each of its regular meetings, the Audit Committee receives a report on ethics matters that have been reported through Morningstar’s Ethics Hotline or through the other channels available to employees and other stakeholders. In addition, the Audit Committee reviews any related party transactions or potential conflicts of interest. The Nominating and Corporate Governance Committee oversees work by our compliance organization to meet regulatory requirements. The status of any material legal and regulatory matters are reported to the Board and the input of our independent directors is sought when there are allegations that bring Morningstar’s independence and integrity into question.

Diversity Equity and Inclusion

Members of Morningstar’s talent & culture team are regular participants at Board meetings providing updates on the organizational health of the Company. As a data-driven Company, these presentations include analysis by demographic to assess opportunities for progress toward Morningstar’s diversity, equity, and inclusion goals. The Nominating and Corporate Governance Committee leads our director recruitment and selection process to ensure that the applicant pool for new directors includes qualified candidates who reflect diverse backgrounds, such as diversity of thought, race, ethnicity, gender, age, geographic origin, and sexual orientation.

Enterprise Sustainability Highlights

Governance Structure

Under Morningstar’s corporate governance framework, the Board has oversight of the Code of Ethics and any material enterprise-wide governance policies. The Board participates in the Company’s shareholder engagement activities and looks forward to meeting current and potential shareholders at our annual meetings. Annually, the Board and each committee performs a self-evaluation to identify opportunities for improved effectiveness.

Data and Information Security

Members of Morningstar’s technology and information security team present regularly at Audit Committee meetings. They review dashboards to provide an update on the status of the Company’s infrastructure, systems and products. The Audit Committee discussion focuses on new developments and trends in the industry to evaluate risks and vulnerabilities to the Company’s cybersecurity and data privacy.

Employee Engagement

The Board recognizes that Morningstar’s unique culture has contributed to its success and is focused on preserving it through employee engagement. The Board is highly involved in succession planning for each member of the executive leadership team and is eager to meet senior leaders throughout the organization. The Board reviews information regarding pay equity and trends in talent acquisition, retention and development among the Company’s employees. The Compensation Committee reviews Morningstar’s benefits programs to foster an ownership mindset where employees across the Company are motivated to contribute to the Company’s success.

Customer and Product Responsibility

At each meeting the Board conducts an in-depth review of one or two of Morningstar’s businesses. In these sessions, the vast and varied experiences of our Board members facilitate insightful discussions to guide management growth initiatives. Each year, the Board devotes a full day to corporate strategy and reviews the three-year plans for each business before setting the budget priorities for the upcoming year. This exercise drives accountability toward ambitious goals and results.

6    2022 Proxy Statement

PROPOSAL 1:

Election of Directors

Each of our current directors is standing for election to hold office until the annual meeting to be held in 2023 and until his or her successor, if any, is elected and qualified. Our nominees for election as directors include:

•	Seven independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (Nasdaq);

•	One director who, as the retired former chief executive officer of DBRS, the credit rating agency we acquired in 2019, is expected to qualify as independent in October 2022; and

•	Two members of our executive management team, our founder and our chief executive officer.

Each director serves a one-year term with all directors subject to annual election. Every one of the nominees is currently a director. At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below for election at the annual meeting. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee. If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxy holders may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below.

Name	Age	Director Since	Primary or Former Occupation	Independent	Other Public Company Boards

Joe Mansueto	65	1984	Executive Chairman and Chairman of the Board of Morningstar, Inc.

Kunal Kapoor	46	2017	Chief Executive Officer of Morningstar, Inc.

Robin Diamonte	57	2015	Chief Investment Officer of Raytheon Technologies Corp.

Cheryl Francis	68	2002	Co-Chair of Corporate Leadership Center		2

Steve Joynt	70	2019	Former Chief Executive Officer of DBRS

Steve Kaplan	62	1999	Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance at The University of Chicago Booth School of Business

Gail Landis	69	2013	Founding Partner of Evercore Asset Management, LLC

Bill Lyons	66	2007	Former President and Chief Executive Officer of American Century Companies, Inc.

Doniel Sutton	48	2021	Chief People Officer at Fastly, Inc.		1

Caroline Tsay	40	2017	Chief Executive Officer of Compute Software, Inc.		1

Proposal 1: Election of Directors

Director Re-Nomination Process

Our Nominating and Corporate Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions. In deciding whether to recommend re-nomination of a director for election at our annual meeting, our Nominating and Corporate Governance Committee considers a variety of factors, including:

•

The extent to which the director’s judgment, skills, qualifications and experience (including that gained due to tenure on our Board) continue to contribute to the success of our Board and our Company;

•	Feedback from the annual Board and committee evaluation;

•	Attendance and participation at, and preparation for, Board and committee meetings and the annual meeting of shareholders;

•	Independence and any actual or perceived conflicts of interest;

•	The extent to which the director continues to contribute to the diversity of our Board;

•	Shareholder feedback, including the support received at the prior annual meeting of shareholders;

•	Outside board and other affiliations, including time commitments; and

•	Willingness to serve.

A director nominee’s judgment, skills, qualifications, and experience (including that gained due to tenure on our Board) in the following areas are considered particularly relevant:

•	CEO leadership

•	Business development & operations

•	Accounting, finance, and M&A

•	Client relations and insights

•	Governance and regulatory compliance

•	Talent management and compensation

•	Technology

•	Industry experience (for example, asset management and advisory, retirement, private capital markets, credit ratings)

Our Nominating and Corporate Governance Committee ensures that our director nominees include a diverse set of professionals whose background, knowledge, and experience would be expected to assist the Board in furthering the interests of Morningstar and its shareholders.

8    2022 Proxy Statement

Proposal 1: Election of Directors

Succession Planning and Director Recruitment Process

The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2021, we did not use a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders using the same criteria it uses for other candidates. A shareholder who is seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. In addition, our by-laws permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board or two director nominees, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our by-laws, which can be found in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Governance section.

Diversity of our Potential and Incumbent Directors

We believe our nominees’ tenure and diversity create a balanced Board, which contributes to a rich dialogue representing a range of perspectives. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee weighs factors such as the individual’s judgment, skills, and qualifications. For a list of the areas where experience is considered particularly relevant, see the section on our Director Re-Nomination Process. To reflect the Company’s commitment to diversity, the Nominating and Corporate Governance Committee ensures that the applicant pool for new directors includes qualified candidates who reflect diverse backgrounds, such as diversity of thought, race, ethnicity, gender, age, geographic origin, and sexual orientation. Morningstar’s commitment to board diversity is further evidenced by our submission of a comment letter in support of Nasdaq’s listing rules related to board diversity. As described above, the Committee shall consider nominations by a shareholder using the foregoing criteria.

Proposal 1: Election of Directors

Board Composition and Governance Overview

We ensure that our nominees to the Board include a diverse set of professionals with experience across various industries and with relevant skills to promote the Company’s future growth and success.

BOARD DEMOGRAPHIC INFORMATION

Board Diversity Matrix (As of March 14, 2022)
Total Number of Directors: 10
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	5	5	0	0

Part II: Demographic Background

African American or Black	1	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	1	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	4	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	1

Did Not Disclose Demographic Background	0

Corporate Governance Overview

We are committed to sound corporate governance. Our Nominating and Corporate Governance Committee regularly reviews our governance practices in the context of current corporate governance trends, regulatory changes, and recognized best practices. The following chart highlights our significant corporate governance policies and practices:

Board Practices	Board Governance Policies	Shareholder Rights

•   Annual Board meeting focused on
Company strategy

•   Annual Board and committee self- evaluations

•   Regular executive sessions of
independent directors

•   Directors are not over committed to
additional boards

• Annual election of directors • Retirement age policy for directors • Significant stock ownership and retention requirement • Commitment to diversity within the new director applicant pool	• Shareholder right to call special meetings • Proxy access right • Majority vote standard • Single-class capital structure with equal voting rights • Annual advisory vote on executive compensation

10    2022 Proxy Statement

Proposal 1: Election of Directors

The following table provides a summary of information about our director nominees. Directors are elected annually by a majority of votes cast. Morningstar’s Board of Directors recommends that you vote “FOR” the election of each of the 10 nominees.

Tenure and Independence

Tenure	38	5	7	20	3	23	9	15	1	5

Independence			•	•		•	•	•	•	•

Composition

Audit Committee

Compensation Committee

Nominating and Corporate Governance Committee

Diversity

Age	65	46	57	68	70	62	69	66	48	40

Gender Identity

Female			•	•			•		•	•

Male	•	•			•	•		•

Race / Ethnicity

Black / African American									•

Asian		•								•

White	•		•	•	•	•	•	•

LGBTQ+			•

Chairman of the Board      Committee Chair      Member

BOARD COMPOSITION

Our Board is responsible for providing oversight, counseling, and direction to our management team in the long-term interest of the Company and our shareholders. The Board believes that the 2022 nominees are of an appropriate composition to effectively oversee and constructively challenge the performance of management in the execution of our strategy.

Detailed information about each nominee’s background, skills, and experience can be found beginning on the next page.

Proposal 1: Election of Directors

Board Nominees	The Board of Directors recommends a vote FOR each director nominee.

Joe Mansueto Age 65 Director Since: 1984 Board Committees: None

Joe Mansueto founded Morningstar in 1984 and became executive chairman in 2017. He has served as chairman since our Company’s inception and as chief executive officer from 1984 to 1996 and from 2000 to 2016. Joe oversaw the Company’s international expansion, growth into new businesses, and development of its valuable intellectual property used throughout the financial industry. Joe is the owner and chairman of Chicago Fire FC, an American professional soccer franchise, as well as a significant investor in several media companies, real estate properties and other ventures. Joe has received several awards for his leadership and influence including from InvestmentNews, MutualFundWire.com, SmartMoney, and Tiburon CEO Summit.

QUALIFICATIONS

•   Founder and largest shareholder of the Company, with knowledge of all aspects of the business and the financial information industry.

•   Commitment to research integrity and independence set the tone at Morningstar and created our trusted brand.

EDUCATION

•   Master’s degree in business administration from The University of Chicago Booth School of Business.

•   Bachelor’s degree in business administration from The University of Chicago.

Kunal Kapoor Age 46 Director Since: 2017 Board Committees: None

Kunal Kapoor became chief executive officer of Morningstar in 2017. Before assuming his current role, he served as president, responsible for product development and innovation, sales and marketing, and driving strategic prioritization across the firm. Before becoming president in 2015, Kunal was head of global products and client solutions. Kunal became head of our global client solutions group in 2013 and took on additional responsibility for the products group in 2014. Prior to that, Kunal served in consecutive roles as president of a number of our divisions including Data, Equity and Market Data/Software, and Individual Software. Kunal joined Morningstar in 1997. He is a member of the board of directors of Wealth Enhancement Group, a privately - owned independent wealth management firm.

QUALIFICATIONS

•   Leadership roles in many of Morningstar’s businesses during Kunal’s 25-year tenure at the Company.

•   Uniquely able to advise the Board on the opportunities and challenges of managing the Company and its strategy for growth, as well as its day-to-day operations and risks.

EDUCATION

•   Master’s degree in business administration from The University of Chicago Booth School of Business.

•   Bachelor’s degree in economics and environmental policy from Monmouth College.

•   Chartered Financial Analyst (CFA).

12    2022 Proxy Statement

Proposal 1: Election of Directors

Robin Diamonte Age 57 Director Since: 2015 Board Committees: Audit Nominating and Corporate Governance

Robin Diamonte was appointed to the Board in December 2015. She is the chief investment officer of Raytheon Technologies Corp., the aerospace defense company formed in 2020 from the merger of Raytheon Corporation and the United Technologies Corporation aerospace business. Robin had been vice president and chief investment officer at United Technologies Corporation since 2004. Before joining United Technologies Corporation, she held several positions during her 12-year tenure at Verizon Investment Management Corporation, the asset management arm of Verizon Communications Inc., rising from research analyst to managing director. Robin serves on the board for the Committee on Investment of Employee Benefit Assets (CIEBA), representing more than 100 of the country’s largest private sector retirement funds on fiduciary and investment issues in Washington.

QUALIFICATIONS

•   Extensive experience in the retirement industry as a chief investment officer overseeing over $115 billion in global retirement assets.

•   Unique perspective as a customer of Morningstar products and research for over 25 years since she first started as an investment analyst with Verizon in 1994.

EDUCATION

•   Master’s degree in business administration from the University of New Haven.

•   Bachelor’s degree in electrical engineering from the University of New Haven.

Cheryl Francis Age 68 Director Since: 2002 Board Committees: Audit Compensation

Cheryl Francis was elected to the Board in July 2002. She has been co-chair of Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since August 2008 and vice-chair from October 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. Prior to her role at R.R. Donnelley, Cheryl held several positions on the management team of FMC Corporation including corporate treasurer, and served as chief financial officer of FMC Gold, a public company. Cheryl was an adjunct professor for the University of Chicago Graduate School of Business from 1991 to 1993. She currently serves as a member of the board of directors of HNI Corporation and Aon plc.

QUALIFICATIONS

•   Valuable perspective as an independent business and financial advisor and previously CFO of a public company.

•   Runs a leadership organization that engages with senior executives, CEOs, and leading academics on current business topics.

•   Currently serves on two other public company boards and previously served on two other public company boards.

EDUCATION

•   Master’s degree in business administration from The University of Chicago Booth School of Business.

•   Bachelor’s degree from Cornell University.

Proposal 1: Election of Directors

Steve Joynt Age 70 Director Since: 2019 Board Committees: None

Steve Joynt was appointed to the Board in December 2019. He served as chief executive officer of DBRS, the global credit ratings agency acquired by Morningstar in July 2019, where he spent three years directing the global vision, mission, and strategic objectives for DBRS. Prior to that, he spent more than 20 years at the global credit ratings agency Fitch Group in a variety of roles, including as the company’s chief executive officer from 2002 to 2012. Earlier in his career, Steve spent 12 years at Standard & Poor’s in a variety of analytical roles, culminating in the role of managing director of U.S. structured finance.

QUALIFICATIONS

•   Over 40 years in leadership roles within the credit ratings industry, with excellent understanding of fixed income securities, including sovereign, corporate, asset backed, and structured credits.

•   Valuable operating experience as CEO of a regulated company.

EDUCATION

•   Bachelor’s degree in business administration from the University of Arizona.

Steve Kaplan Age 62 Director Since: 1999 Board Committees: Compensation Nominating and Corporate Governance

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance and Kessenich E.P. Faculty Director at the Polsky Center for Entrepreneurship and Innovation. Steve serves as a research associate at the National Bureau of Economic Research and has formerly served as associate editor of the Journal of Financial Economics. Having previously served on the boards of directors of public and private companies, Steve has experience developing and advising executive talent.

QUALIFICATIONS

•   Extensive background on issues in private equity, venture capital, entrepreneurial finance, corporate governance, executive talent, and corporate finance.

•   Guidance and analysis of both organic growth opportunities and potential acquisitions.

EDUCATION

•   Ph.D. in business economics from Harvard University.

•   Bachelor’s degree in applied mathematics and economics from Harvard College.

14    2022 Proxy Statement

Proposal 1: Election of Directors

Gail Landis Age 69 Director Since: 2013 Board Committees: Audit Nominating and Corporate Governance	Gail Landis was elected to the Board in May 2013. She was a founding partner of Evercore Asset Management, LLC, an institutional asset management firm, and served as managing principal from 2005 until her retirement in December 2011. From 2003 to 2005, she served as head of distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse AG. In her long career in active investment management at Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P. between 1981 and 2002, she served in a broad array of roles as an equity analyst, a senior portfolio manager, and as a business leader. Gail remains active in the investment community serving on several non-profit boards and investment committees, including the investment committee of the David Rockefeller Fund.

QUALIFICATIONS

•   Over 30 years of experience as an investment management executive, with an excellent understanding of the marketing and business development needs of institutional investors.

•   Keen awareness of the investing needs of advisers, and the clients they serve, through dynamic market environments.

EDUCATION

•   Master’s degree in business administration from New York University’s Stern School of Business.

•   Bachelor’s degree in East Asian studies from Boston University.

Bill Lyons Age 66 Director Since: 2007 Board Committees: Compensation Nominating and Corporate Governance	Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president. During his time at American Century, he served on the board of the Investment Company Institute, Washington, D.C., and was appointed to several special task forces that developed best practices for mutual fund governance. He is active in civic and non-profit organizations in the greater Kansas City area, including current service on five non-profit boards (two as chair) and three related investment committees overseeing endowment and foundation assets. He previously served as a member of the board of directors of NIC Inc. and The Nasdaq Stock Market, LLC.

QUALIFICATIONS

•   Extensive experience in the mutual fund industry with unique insight and a keen perspective on our customers’ priorities and challenges.

•   Business acumen and corporate governance mindset as the former chief executive officer of a private investment management company. Extensive experience in active investment management and investment process oversight.

EDUCATION

•   Juris doctor degree from Northwestern University School of Law.

•   Bachelor’s degree in history from Yale University.

Proposal 1: Election of Directors

Doniel Sutton Age 48 Director Since: 2021 Board Committees: Audit Compensation

Doniel Sutton was appointed to the board in May 2021. She has served as chief people officer of Fastly, Inc., a leading global provider of edge cloud platform services, since September 2020. From March 2017 to April 2019 she served as senior vice president, head of people at PayPal Holdings Inc., a global payments and technology company, and worked in other leadership capacities within the human resources group during her seven-year tenure at the company. From August 1997 to September 2011, she held a variety of senior human resource leadership positions with Prudential Financial, Bank of America Corporation and Honeywell International. Doniel currently serves as a member of the board of directors of Ross Stores, Inc.

QUALIFICATIONS

•   Wealth of experience in human capital management, global business expansions and large-scale mergers, acquisitions, and business integrations.

•   Experience in rapidly growing technology companies providing insights on strategies supporting innovation, scale, and growth.

•   Currently serves on the board of another public company.

EDUCATION

•   Master’s degree in business administration in human resources management from the University of Illinois at Urbana-Champaign.

•   Bachelor’s degree in finance from the University of Illinois at Urbana-Champaign.

Caroline Tsay Age 40 Director Since: 2017 Board Committees: Audit Nominating and Corporate Governance

Caroline Tsay was elected to the Board in May 2017. She has served as chief executive officer of Compute Software, Inc., an enterprise cloud infrastructure software company, since January 2017. From March 2013 to December 2016, she served as vice president and general manager of software at Hewlett Packard Enterprise Company, an information technology company. From April 2007 to March 2013, she held several product leadership positions across the consumer search, e-commerce, and advertising businesses at Yahoo! Inc., a digital media company. Caroline currently serves on the board of directors of The Coca-Cola Company, and formerly served as a member of the board of directors of Rosetta Stone Inc. and Travelzoo Inc.

QUALIFICATIONS

•   Background in technology as well as significant leadership and management experience.

•   Expertise in the areas of cloud infrastructure and sales provide insight relevant to product development and marketing.

•   Currently serves on the board of another public company and previously served on two other public company boards.

EDUCATION

•   Master’s degree in management science and engineering from Stanford University.

•   Bachelor’s degree in computer science from Stanford University.

16    2022 Proxy Statement

Board of Directors and Corporate Governance

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long term. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•   Board Size: The Board believes that a board of directors consisting of seven to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

✓ Board currently consists of 10 members.

• Board Vacancies: The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.	✓ Board has not filled any vacancies since the last annual meeting.

•   Board Independence: The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant Nasdaq requirements and applicable law and regulations.

✓ Board currently comprised of 70% independent directors.

•   Board Refreshment: The Board believes it can continue to evolve and adopt new viewpoints through the process for the evaluation and nomination of director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination.

✓ Since 2017, we have added four new directors who have brought valuable and varied experience in distinct and critical areas.

•   Retirement Age: Directors are required to retire from the Board when they reach the age of 73. A director reaching the age of 73 following his or her election to the Board may continue to serve until the next annual meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement for any director if deemed in the best interests of the Company.

✓ Board currently has an average age of 59.1 years.

•   Overboarding Policy: Directors who are currently serving as the chief executive officer or other executive officer of a public company may serve on a total of no more than three public company boards, including Morningstar’s. Directors who are not currently serving as the chief executive officer or other executive officer of a public company may serve on no more than four public company boards, including Morningstar’s.

✓ None of the current directors serve on more than two other public company boards.

•   Offer to Resign upon Change in Circumstances: The Board believes that any director who discontinues his or her present employment or who materially changes his or her position should promptly tender a written offer of resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

✓ None of the directors have experienced a change in circumstances since the last annual meeting.

Board of Directors and Corporate Governance

Governance and Ethics Policies

Our Board is required to comply with our Code of Ethics and other material enterprise-wide governance and ethics policies. In 2021, we updated our anti-bribery and corruption policies and adopted two new global policies: Morningstar’s Anti-Slavery and Human Trafficking Statement and Human Rights Policy. Morningstar’s Anti-Slavery and Human Trafficking Statement was developed in accordance with the U.K. Modern Slavery Act of 2015 and Australia Modern Slavery Act of 2018, applying these country-specific principles to our global business. Our Human Rights Policy reaffirms our Company’s responsibility to ensure proper human rights practices throughout our value chain and in all business functions and publicly expresses our Company’s commitment to internationally recognized human rights standards.

We have posted our Code of Ethics and other significant Company policies in our sustainability policy center at:

morningstar.com/company/corporate-sustainability-policies-reports.

Director Independence

The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors.

In order to qualify as independent under the Nasdaq listing rules, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. Second, no director qualifies as independent unless the Board affirmatively determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of our director nominees are independent under the Nasdaq listing rules, other than Joe Mansueto, Kunal Kapoor, and Steve Joynt. Joe and Kunal are members of our senior management team, and Steve is not considered independent under Nasdaq requirements because he was employed from July to October 2019 by DBRS when it was a subsidiary of the Company. We expect that Steve will qualify as independent in October 2022 when he reaches the third anniversary of his retirement from DBRS.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director nominee’s business and personal activities as they relate to the Company. The Board considered ordinary course or immaterial transactions between the Company and organizations where the directors or their family members are employed in a non-executive officer capacity or serve as directors. In addition, the Board considered a charitable contribution of $35 million to be paid over time by Joe Mansueto to support the creation of an institute to advance urban scholarship and education at The University of Chicago, where Steve Kaplan is a professor. With respect to Robin Diamonte, the Board reviewed ordinary course transactions between the Company and Raytheon Technologies Corp., where she is chief investment officer but not an executive officer. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the Nasdaq’s requirements and the Company’s Corporate Governance Guidelines.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the Company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are

18    2022 Proxy Statement

Board of Directors and Corporate Governance

greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

The Board has determined that each member of the Compensation Committee qualifies as independent under special standards established by the SEC for members of compensation committees.

We ensure that our standing Board committees, the Audit, Compensation, and Nominating and Corporate Governance Committees, are led by and comprised entirely of independent directors. We believe this structure benefits Morningstar and contributes to our strong corporate governance framework.

Board of Directors and Corporate Governance

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the Company and our shareholders. The table below highlights some key responsibilities of the Board, the committees, and management within our governance structure.

20    2022 Proxy Statement

Board of Directors and Corporate Governance

Board Leadership Structure

The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the respective roles of the chairman of the board and chief executive officer. Joe Mansueto served as chairman of the board and chief executive officer of the Company until January 1, 2017. At that time, Joe stepped back from our day-to-day operations to instead focus on strategy, capital allocation, advising our senior team, and leading the Board. Joe serves as chairman of the Board and executive chairman of the Company. Kunal Kapoor has served as chief executive officer and a Board member since January 1, 2017. The Board believes that the current structure, which combines Joe’s unparalleled knowledge of all aspects of the business and its history as founder and largest shareholder with Kunal’s management of the day-to-day operations, benefits the business.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The Board believes this practice has been working well. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and provides feedback on the areas of focus and form of materials presented to the Board. The Chair of the Nominating and Corporate Governance Committee serves as a liaison between the chairman and the independent directors.

The Board has delegated various responsibilities and authority to different Board committees, as described below. Each committee Chair sets the agenda for his or her respective committee meetings, and reviews and provides feedback on the areas of focus and form of materials. The committee Chair takes into account whether their committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the Company, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each committee meeting. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. The Board held six meetings in 2021, one of which was a special meeting to discuss an acquisition opportunity. We expect each director to attend each meeting of the Board and the committees on which he or she serves as well as the annual meeting. As a result of the COVID-19 pandemic government restrictions and our concern for the health and safety of our Board members, three of the Board’s meetings in 2021 were held via video conference with optional in-person attendance. In 2021, each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Each of the directors standing for reelection attended our 2021 Annual Shareholders’ Meeting.

Executive Sessions

Executive sessions of our independent directors are held at the end of every regularly scheduled Board meeting as well as whenever deemed appropriate by the Board. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. Following discussion, the independent directors may, at their discretion, invite the Chairman, CEO, other employees or independent outside advisors or experts to participate. Committee agendas also include regularly scheduled sessions for the independent directors to meet without members of management present. This executive session is led by the independent Chair of that committee. This practice has proved useful in ensuring open and constructive discussion among the Board members.

Board of Directors and Corporate Governance

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance committees is an independent director under Nasdaq standards. Each Board committee has a written charter reviewed annually by the respective committee and approved by the Board. A copy of each charter is available in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Governance section. The table below shows the members of each committee as of the date of this proxy statement, and the number of meetings held by each committee during 2021.

Director	Audit	Compensation	Nominating and Corporate Governance

Joe Mansueto

Kunal Kapoor

Robin Diamonte	Member		Member

Cheryl Francis	Chair	Member

Steve Joynt

Steve Kaplan		Chair	Member

Gail Landis	Member		Member

Bill Lyons		Member	Chair

Doniel Sutton	Member	Member

Caroline Tsay	Member		Member

2021 Meetings	9	4	4

22    2022 Proxy Statement

Board of Directors and Corporate Governance

AUDIT COMMITTEE

Members:

Cheryl Francis (chair)

Robin Diamonte

Gail Landis

Doniel Sutton

Caroline Tsay

Meetings Held in 2021: 9

•   All current members are independent within the meaning of the Nasdaq standards for independence for directors and audit committee members.

•   All current members satisfy Nasdaq financial literacy requirements, having accounting or other relevant management expertise, and Cheryl Francis has been designated as an “audit committee financial expert” as defined by SEC rules.

Primary Responsibilities:

•   Oversee the integrity of the Company’s financial statements and internal control over financial reporting.

•   Appoint and determine the compensation of the independent auditor.

•   Pre-approve audit and permitted non-audit engagement fees and terms of the independent auditor.

•   Evaluate the qualifications, performance, and independence of the independent auditor, including obtaining a report of the independent auditor describing the firm’s internal quality control procedures any material issues raised by the most recent internal quality control review or Public Company Accounting Oversight Board inspection.

•   Review and discuss with management and the independent auditor the annual audited and quarterly unaudited financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10- Q, respectively.

•   Review reports and disclosures and discuss with the independent auditor Morningstar’s accounting for related-party, insider, and affiliated party transactions.

•   Review and evaluate the audit plan, performance and responsibilities of the Company’s internal audit function.

•   Discuss risk assessment and risk management policies with respect to major financial, product, technology, and cybersecurity risk exposures.

•   Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding Morningstar’s financial statements or accounting policies.

•   Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing, or ethics matters, and the review of any submissions received pursuant to such procedures.

Board of Directors and Corporate Governance

COMPENSATION COMMITTEE

Members:

Steve Kaplan (chair)

Cheryl Francis

Bill Lyons

Doniel Sutton

Meetings Held in 2021: 4

•   All members are independent within the meaning of the Nasdaq standards of independence for directors and compensation committee members.

•   All members qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside directors” pursuant to §162(m) of the Internal Revenue Code, as amended.

Primary Responsibilities:

•   Annually evaluate the CEO’s performance with respect to the corporate goals and objectives relevant to CEO compensation and recommend the terms and grant of the compensation paid to the CEO.

•   Annually review and approve the evaluation process and compensation structure for the Company’s executive officers as recommended by the CEO. Review the performance of the Company’s executive officers and approve the terms and grant of their compensation.

•   Oversee the administration of the Company’s compensation plans, benefit plans, incentive plans and equity-based plans, approve plan amendments, oversee compliance, interpret plan guidelines, and determine grants to employees, in a manner consistent with the terms of such plans.

•   Review non-employee director compensation and how those practices compare with those of comparable public corporations and recommend changes to the Board, when appropriate.

•   Review and recommend to the Board for approval compensation plans, policies, programs, and amendments to existing compensation plans, designed to attract, retain, motivate, and appropriately reward employees.

•   Oversee the Company’s compliance with SEC rules and regulations regarding any “say on pay” or other shareholder vote regarding Morningstar’s compensation programs and review the results of any such votes or other shareholder engagement.

•   Review emerging compensation and benefit trends, best practices, and regulatory developments applicable to the Company, and report and make recommendations to the Board regarding such developments, as appropriate.

•   Review Morningstar’s compensation policies and practices and assess whether such policies and practices are reasonably likely to encourage risk taking that would have a material adverse effect on the Company.

24    2022 Proxy Statement

Board of Directors and Corporate Governance

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:

Bill Lyons (chair)

Robin Diamonte

Steve Kaplan

Gail Landis

Caroline Tsay

Meetings Held in 2021: 4

•   All members are independent within the meaning of the Nasdaq standards of independence for directors.

Primary Responsibilities:

•   Review the qualifications of, approve, and recommend to the Board those persons to be nominated for membership on the Board who shall be submitted to the shareholders for election at each annual meeting of shareholders.

•   Review and make recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and its committees.

•   Oversee searches for candidates for election to the Board and recommends criteria and individuals for appointment to the Board and its committees.

•   Review and recommend to the Board tenure and retirement policies and actions taken in response to a resignation offer from any director with a significant job change for non-employee directors.

•   Monitor compliance by directors, the CEO, and other executive officers with the Company’s stock ownership and retention guidelines and conflicts of interest policies.

•   Review and make recommendations to the Board regarding the function, structure, and operation of the Board and the orientation and continuing education of directors.

•   Review the Company’s material governance and ethics policies, oversee compliance therewith, and consider any significant requests for waivers or interpretations of such policies.

•   Review, and make recommendations to the Board regarding, management’s response to shareholder proposals properly submitted to the Company.

•   Review emerging corporate governance trends, best practices, and regulatory developments applicable to the Company.

•   Oversee risks related to the Company’s governance structure, policies, and processes.

•   Review the CEO’s corporate goals and objectives and monitor performance toward such goals.

•   Oversee compliance by Morningstar and its subsidiaries with applicable laws and regulations.

Board of Directors and Corporate Governance

Board Engagement

Engagement with Management and Other Stakeholders

The commitment of our directors extends well beyond the preparation for, and attendance at, regular and special meetings. Engagement beyond the boardroom provides our directors with additional insights into our business and industry, as well as valuable perspectives on performance and opportunities for future growth. Some examples of the ways in which the Board contributes meaningfully to Morningstar’s success outside of the boardroom include the following:

•

Press and Media Information: Our directors receive frequent updates on significant developments and informational packages including press coverage and current events that relate to Morningstar’s business, people, and industry.

•

Product Demos: These in-depth sessions, thematic workshops, and topical roundtables provide Board members detailed background on Morningstar’s products and services and facilitate real-time feedback on key initiatives.

•

Talent Development: Our directors spend time with employees and managers throughout the organizational structure, sharing insights and experiences as a development and retention tool and to instill Morningstar’s culture across the organization.

•	Strategy Day: Each year we host a strategy day bringing together our Board with Morningstar’s executive leadership team to discuss challenges and opportunities facing the business.

•	Stakeholder Engagement: Our directors maintain key relationships with stakeholders, including employees, customers, suppliers, regulators, industry associations and communities.

Shareholder Engagement

Our approach to shareholder engagement is characterized by consistent standards, regular and accessible communication to investors of all types, and a long-term focus. Our goal is to communicate equally with all shareholders, without special treatment for large shareholders or research analysts. We do not host quarterly earnings calls or participate in one-on-one meetings with institutional shareholders; encouraging a focus on short-term results is inconsistent with our mission to empower investor success over the long term.

Instead, we answer questions in written form on a regular basis and make those answers available to the public through regular Form 8-K filings. We also maintain an archive of queries, with answers dating as far back as 2014. We remain committed to providing substantive written answers to questions submitted by all shareholders, regardless of size. Morningstar executive management and the Board of Directors make themselves available in person, once per year, at the annual meeting of shareholders to answer questions from prospective and current shareholders and other stakeholders.

If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com. Shareholders may also communicate with the Board by writing to our corporate secretary at board@morningstar.com. See the section on Communicating With Us and Obtaining Additional Information for further details.

26    2022 Proxy Statement

Board of Directors and Corporate Governance

Board and Committee Evaluation Process

• The Nominating and Corporate Governance Committee annually reviews the evaluation process, including the evaluation method, to ensure that constructive feedback is solicited on the performance of the Board and its committees.

• In 2021, as in prior years, the Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Committee each conducted an annual self-evaluation through a written questionnaire. All questionnaires include open-ended questions to solicit direct feedback, and the responses are collected on an unattributed basis.

• In addition, the Nominating and Corporate Governance Committee Chair conducts interviews with each non-employee director from time to time to discuss individual Board member feedback.

• Directors’ responses to the questionnaires are aggregated without attribution and shared with the full Board and the applicable committees. All responses, including written comments, are provided for consideration.

• The Audit Committee and the Compensation Committee each discuss their respective results. Discussions of the Board and Nominating and Corporate Governance Committee results occur at the Nominating and Corporate Governance Committee.

• Following the committee-level discussions, all evaluation results and feedback, including those from any one-on-one interviews, are discussed by the full Board.

• The Board decides on specific actions to incorporate feedback received, including making any appropriate changes to Board- and committee-related practices.

Board of Directors and Corporate Governance

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the Company’s financial systems and data in the context of internal controls and legal exposure, and the steps that management has taken to monitor and control them. The Audit Committee also reviews and discusses with management risks relating to the Company’s cybersecurity and data privacy practices. At each of its regular meetings, the Audit Committee receives an update from Morningstar’s chief technology officer and chief information security officer in order to monitor trends and identify any emergent risks to our technology infrastructure. During 2021, the Audit Committee undertook an in depth review of our global technology operations to understand the ways the Company mitigates risk through the strategic location of our global centers of excellence around the world.

Each year, the full Board receives a presentation by management on enterprise risks that are identified and prioritized by management, including operational, financial, legal and regulatory, strategic, and reputational risks. In recognition of the importance of human capital management, the Board also receives updates at each of its meetings on the organizational health of the Company. Key area of focus in 2021 include brand and reputation, talent management and continued innovation across our products and services. The Board also reviews and discusses our diversity, equity, and inclusion goals and pay equity initiatives. Management makes additional reports about enterprise risks as needed or as requested by the Board.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In reaching this determination, we have considered the following design elements of our compensation policies and practices:

•	the mixture of cash and equity-based compensation encourages an appropriate balance between short-term and long-term risk;

•	multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the Company; and

•	the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages a short-term focus.

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

In 2021, each non-employee director received an annual retainer of $40,000. Non-employee directors who are members of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee received an additional annual retainer of $5,000, except for Gail Landis who received an additional annual retainer of $5,000 for acting as a representative of the Nominating and Corporate Governance Committee at meetings of the boards of directors of our credit ratings entities DBRS, Inc., DBRS GmbH, DBRS Ratings Limited, and DBRS Limited. The Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair received an annual retainer of $25,000, $15,000, and $15,000, respectively. In addition to the retainers described above, we reimburse our non-employee directors for travel expenses for attending Board and committee meetings, when applicable.

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Board of Directors and Corporate Governance

Equity-Based Compensation

In 2021, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of approximately $150,000 at grant that vest over a period of three years. In lieu of receiving the annual grant of restricted stock units, new non-employee directors receive an initial grant of restricted stock units covering shares with a value of approximately $250,000 at grant, also vesting over a period of three years.

2021 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2021. Joe Mansueto and Kunal Kapoor are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	Stock Awards	Total(1)

Robin Diamonte	$50,000	$285,448	$335,448

Cheryl Francis	75,000	285,448	360,448

Steve Joynt	40,000	140,396	180,396

Steve Kaplan	65,000	285,448	350,448

Gail Landis	55,000	285,448	340,448

Bill Lyons	65,000	285,448	350,448

Jack Noonan(2)	–	546,395	546,395

Doniel Sutton	50,000	–	50,000

Caroline Tsay	50,000	285,448	335,448

(1)

As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards granted in 2021 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2021, our continuing non-employee directors held the following number of unvested restricted stock units: Robin Diamonte 1,677; Cheryl Francis 1,677; Steve Joynt 1,759, Steve Kaplan 1,677; Gail Landis 1,677; Bill Lyons 1,677; Doniel Sutton 1,020; Caroline Tsay 1,677. Stock awards when granted are rounded down to the nearest whole share.

(2)	Jack Noonan retired from our Board on May 14, 2021. Pursuant to our stock incentive plan, outstanding equity awards to non-employee directors vest in full when such individual’s service ends.

Security Ownership of Certain Beneficial Owners and Management

The following table shows information about beneficial ownership of our common stock by each of our directors and nominees, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, the information is as of March 1, 2022, and each person named in the table has sole voting and investment power with respect to the shares listed.

Board of Directors and Corporate Governance

The percentages in the following table are based on 42,879,955 shares of our common stock outstanding as of March 1, 2022.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock

Joe Mansueto(1)	17,707,771	41.3%

Kunal Kapoor	76,025		*

Jason Dubinsky	9,229		*

Bevin Desmond(2)	40,231		*

Danny Dunn	6,865		*

Robin Diamonte	6,712		*

Cheryl Francis	31,307		*

Steve Joynt	573		*

Steve Kaplan	42,453		*

Gail Landis	2,898		*

Bill Lyons(3)	23,227		*

Doniel Sutton	0		*

Caroline Tsay(4)	4,362		*

All directors and executive officers as of March 1, 2022 as a group (13 persons)	17,951,653	41.9

5% Shareholders

Select Equity Group, L.P. (5)	4,200,451	9.8
Vanguard Group (6)	2,273,246	5.3

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. Reflects 17,357,807 shares of our common stock over which Joe has sole voting and investment power and 349,964 shares of our common stock over which Joe has shared voting and investment power. Joe has pledged 1,800,000 shares of our common stock as security under the terms of a bank credit agreement. Includes 143,714 shares of our common stock held by the Mansueto Foundation, a private charitable foundation.

(2) Includes 21,107 shares of common stock held by Bevin’s spouse.

(3) Includes 7,250 shares of common stock as to which Bill has shared voting and investment power.

(4) Reflects ownership rounded to the nearest whole share. Caroline owns an additional 0.0232 fractional shares.

(5) The indicated interest is based on information provided by Select Equity Group, L.P. and George S. Loening (together, “Select Equity”) whose business address is 380 Lafayette Street, 6th Floor, New York, NY 10003. The reporting persons reported ownership as of March 1, 2022 is as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

Select Equity	4,200,451	0	4,200,451	0	4,200,451

(6) The indicated interest is based solely on a Schedule 13G filed on February 10, 2022 by The Vanguard Group whose business address is 100 Vanguard Blvd. Malvern, PA 19355. In its Schedule 13G, the reporting person reported ownership as of December 31, 2021 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

Vanguard Group	2,273,246	0	13,728	2,238,748	34,498

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Board of Directors and Corporate Governance

Delinquent Section 16(a) Reporting

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms filed with the SEC, and on written representations from our directors and executive officers, we believe that during 2021 all of our executive officers, directors, and beneficial owners of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), except that (i) Joe Mansueto’s Form 4 filing to report shares sold under his 10b5-1 plan on February 11, 2021 was untimely due to reporting system failure and was filed on February 17, 2021 and (ii) Caroline Tsay’s Form 4 filing to report a purchase of shares on February 1, 2021 pursuant to a dividend reinvestment plan set up with her broker was untimely due to administrative error and was filed on November 12, 2021.

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers for 2021.

Executive Summary

The following table identifies our executives officers for 2021. We refer to this group as the named executive officers, and the group includes our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers serving at the Company as of December 31, 2021.

Name	Title

Kunal Kapoor	Chief Executive Officer

Jason Dubinsky	Chief Financial Officer

Bevin Desmond	Chief Talent and Culture Officer

Danny Dunn	Chief Revenue Officer

Joe Mansueto	Executive Chairman and Chairman of the Board

Our Board recommends that shareholders vote to approve an advisory resolution on the compensation paid to the Company’s named executive officers (“NEO”), as described in this proxy statement, for the following reasons. See Proposal 2: Advisory Vote to Approve Executive Compensation.

Pay Aligned with Performance

Morningstar has a strong pay for performance philosophy. Our pay mix for executive officers has significant portions of total compensation at-risk and variable compensation based on our performance – 89% for the CEO and 74% on average, for our other NEOs. Our primary measures in our executive incentive plans (annual and long-term) are Adjusted Revenue, Adjusted EBITDA, and Total Shareholder Return performance. A summary of our performance for these measures is shown below. Adjusted Revenue and Adjusted EBITDA drive incentive payouts in our annual incentive plans while Total Shareholder Return drives payouts for our performance-based long-term Market Stock Unit (“MSU”) plan.

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Compensation Discussion & Analysis

We exceeded our target goals on both Adjusted Revenue and Adjusted EBITDA(1). Adjusted Revenue actual performance was $1,684.5 million compared to a target goal of $1,560.1 million. Our Adjusted EBITDA actual performance was $589.5 million compared to a target goal of $465.2 million. Our Total Shareholder Return, which is measured over a three-year time frame on an absolute basis, far exceeded the target goals in our long-term Market Stock Unit plan. For additional perspective, our 2021 Total Shareholder Return was 48.2% compared to a 25.8% Morningstar U.S. Market Index return and our three-year Total Shareholder Return (from 2019 – 2021) was 218.2% compared to 99.6% Morningstar U.S. Market Index return over that same time period.

Annual bonus funding - As a result of this performance, our annual bonus funding for our executive officers was 148.8% of target.

Payouts for Market Stock Unit Plan – Payouts for this plan are based on our Total Shareholder Return over a three-year period. Our grants from May and November 2018 vested in May and November 2021, respectively. Our Total Shareholder Return for the shares vesting in May 2021 and November 2021 was 140.6% and 156.8%, respectively. These results led to the maximum payouts of 150% of target for grants made on both dates.

SIGNIFICANT CHANGES TO PROGRAMS IN 2021

•

We modified our annual incentive performance measure weightings for 2021 to 67% Adjusted Revenue and 33% Adjusted EBITDA. This represents the weighting which we believe is the optimal mix of performance measures for our annual incentive plan and is what we had in place in 2019. In 2020, we modified our weightings to 50% Adjusted Revenue and 50% Adjusted EBITDA in response to the COVID-19 pandemic and the uncertainty it caused.

•	For our performance-based Market Stock Unit Program, starting with our November 2021 grant, we increased our maximum payout to 200% of target, which represents a change to align to market practices.
•

Stock ownership is a cornerstone of our executive compensation program. In December 2021, we increased the holding requirement for total number of vested restricted stock units and vested market stock units from 25% to 33% for our NEOs.

These changes are described in more detail on the following pages.

(1) Adjusted Revenue and Adjusted EBITDA are non-GAAP financial measures and are adjusted to exclude the impact of certain items, such as expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, acquisitions and divestitures and associated costs, and certain investments in the business.

Compensation Discussion & Analysis

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful annual cash incentive compensation through the Morningstar Incentive Plan (the Corporate Incentive Plan) and equity-based compensation through the Morningstar Amended and Restated 2011 Stock Incentive Plan (the 2021 Plan).

Our Goal is to Develop Compensation Policies and Practices that:

THE COMPENSATION COMMITTEE

Believes that as members of our management team take on more responsibility at Morningstar, variable, at risk pay in the form of cash and equity incentives should make up a larger portion of total compensation. Our compensation program is designed to reward each member of our management team based on his or her overall contribution to the Company and the goals and initiatives most relevant to his or her role or the particular product area that such member manages.

Does not use rigid formulas to determine executive compensation but nevertheless aims to tie annual cash incentive compensation closely to value creation, as measured by increases in Adjusted Revenue and Adjusted EBITDA or similar measures. Our equity program, combined with our stock ownership requirements for our executive officers and directors, is designed to reward long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our Company and its product areas. The Compensation Committee uses its judgment in determining the amounts and combination of base salary, annual bonus, and equity awards.

Compares the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on this review but considers this information to obtain a general understanding of current compensation practices.

Attract and retain talented executives
Motivate and reward our executives for their individual and collective contributions to the Company
Align our executives’ interests with the long-term interests of our shareholders

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Compensation Discussion & Analysis

2021 Peer Group

When evaluating 2021 compensation, the Compensation Committee compared the total compensation of our executives with compensation for executives at the following companies:

• AssetMark Financial Holdings, Inc.	• MarketAxess Holdings, Inc.

• CBOE Holdings, Inc.	• Moody’s Corporation

• Envestnet, Inc.	• MSCI Inc.

• FactSet Research Systems, Inc.	• SEI Investments Company

• Fair Isaac Corporation	• SS&C Technologies Holdings, Inc.

• Forrester Research, Inc.	• Verisk Analytics, Inc.

The above peer group was the same peer group that was used to evaluate 2020 compensation decisions. In May 2021 for purposes of evaluating 2022 compensation, the Compensation Committee approved the removal of Forrester Research, Inc. and the additions of Federated Hermes, Inc. and Focus Financial Partners. These changes in the peer group were due to consideration of the following factors: each company’s size relative to Morningstar, relevant lines of business in relation to Morningstar, talent competitors, and in most cases, the commonality of being identified as a peer of other existing Morningstar peers. The revised peer group will be used for decisions for 2022 compensation actions.

The Compensation Committee also evaluated published compensation survey data provided by Radford. The survey provides information about compensation levels and practices at financial services and technology companies. When reviewing data from published surveys, the Compensation Committee focuses on information specific to companies of Morningstar’s size. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies and surveys as “market data.”

Say on Pay Vote

Votes cast in support of the proposal

The Company held its last say on pay vote at its 2021 Annual Shareholders’ Meeting, and the proposal was approved with approximately 97% of the votes cast in support of the proposal. Given the significant shareholder support, the Compensation Committee did not make any changes to the Company’s executive compensation program in response to the 2021 say on pay vote. The Company is conducting a say on pay vote at its 2022 Annual Shareholders’ Meeting. For additional information on this year’s say on pay vote, see Proposal 2: Advisory Vote to Approve Executive Compensation.

In 2020, the Board determined to provide the Company’s shareholders with an opportunity to cast an advisory say on pay vote on executive compensation every year. The Board will reassess that frequency after the next shareholder vote on the frequency of future say on pay votes which will take place in May 2023.

Compensation Discussion & Analysis

EXECUTIVE CHAIRMAN COMPENSATION

Joe Mansueto has served as Chairman since our Company’s inception and as Chief Executive Officer from 1984 to 1996 and from 2000 to 2016. In consideration of his status as our principal shareholder, Joe believes that his compensation should be directly aligned with other shareholders and be realized primarily through appreciation in the long-term value of our common stock. At his request and supported by the Compensation Committee, he did not participate in our equity or cash-based incentive programs in 2021 and his salary has been $100,000 since 2000.

2021 CEO COMPENSATION

Kunal Kapoor has served as Morningstar’s Chief Executive Officer since 2017. The Compensation Committee believes that Kunal’s compensation should align with shareholder success, reward achievement of the Company’s strategic goals, and motivate for future growth. In 2020, the Compensation Committee kept Kunal’s salary and target bonus the same as 2019 due to the COVID-19 pandemic and the uncertainty it caused. The Compensation Committee originally approved Kunal’s 2020 base salary to be $500,000 and his 2020 target bonus to be $1,000,000 but subsequently delayed these increases. As part of the Compensation Committee’s normal cadence, they reviewed target total compensation for 2021 based on Willis Towers Watson’s competitive analysis. The Committee approved, for 2021, the original intended compensation increases from 2020. Starting January 1, 2021, his salary was $500,000 and target bonus was $1,000,000. In addition, the Committee increased Kunal’s target equity grant from $1,500,000 to $2,000,000. The Committee made these changes to improve the competitiveness of Kunal’s target total compensation. In total, Kunal’s target total compensation is below the median of the peer group.

Although the 2021 Summary Compensation Table shows that Kunal’s total compensation decreased year-over-year, his 2020 compensation included a non-recurring restricted stock unit grant of $3,000,000 which will vest over five years, as disclosed in our 2021 proxy.

The Compensation Committee will continue to monitor and manage the progression of Kunal’s target total compensation over time based on his performance. The table below shows Kunal’s 2021 target total compensation:

Annual Base Salary	Target Bonus	Equity Awards

$500,000	$1,000,000	Annual equity grant with a target value of $2,000,000, allocated equally between market stock units and restricted stock units. Ongoing, annual equity grants for Kunal in future years could be more or less than $2,000,000 if warranted by performance and competitiveness.

The second grant of three performance-based market stock unit awards with a target value of $1,000,000 and with a three-year performance period, which was approved by the Compensation Committee in December 2019.

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Compensation Discussion & Analysis

Elements of our Executive Compensation Program

Our executive compensation program currently consists of two main elements: cash compensation (annual base salary and annual bonus) and equity-based compensation (restricted stock units and market stock units). The Compensation Committee believes that its current compensation program for executive officers strikes an appropriate balance between short-term and long-term incentives. This mix of equity and cash compensation is intended to align the interests of our executive officers with those of our shareholders and provide incentives for our executive officers to enhance the intrinsic value of our Company.

CASH COMPENSATION

We pay cash compensation in the form of base salary and bonuses under the Corporate Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes doing so encourages strong financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary:

The Compensation Committee reviews and determines the base salary for Kunal based on his individual performance and overall contribution to the Company. For our other executive officers, the Compensation Committee reviews and determines their base salaries based in part on Kunal’s feedback about the individual’s performance and overall contribution to the Company.

For 2021, no salary changes were approved for our named executive officers. As described above, the Compensation Committee originally approved Kunal’s 2020 base salary to be $500,000, but his increase was subsequently delayed and made effective in 2021. During 2021, Bevin transitioned from part-time to full-time employment, Bevin’s salary rate was not changed, but her actual salary shown in the tables below reflects her change to full-time status.

Annual Incentives:

The Corporate Incentive Plan rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe does not participate in the Corporate Incentive Plan. The design of the Corporate Incentive Plan gives the Compensation Committee discretion to establish a bonus for Kunal based on his individual performance and overall contribution to the Company and bonuses for our other executive officers based on an assessment of the individual’s achievements and feedback from Kunal about the individual’s performance and overall contribution to the Company and, if determined by the Compensation Committee, the performance of particular product areas. The chart below shows the formula for incentive payouts.

Compensation Discussion & Analysis

2021 Bonus Target and Bonus Determinations for Named Executive Officers (Other than Joe Mansueto): In December 2020, the Compensation Committee approved the 2021 bonus targets for each of our named executive officers (other than Joe Mansueto, who does not participate in the Corporate Incentive Plan). The 2021 bonus targets for the named executive officers other than Kunal did not increase as compared to 2020. As described above, the Compensation Committee approved an increase to Kunal’s 2020 target bonus to $1,000,000 (200% of his base salary) in 2019, which was delayed to 2021 as a result of the COVID-19 pandemic. The 2021 bonus targets for the other named executive officers ranged from approximately 100% to 125% of each named executive officer’s base salary. The Compensation Committee determined these target bonus levels based on its assessment of the named executive officer’s impact on the Company and a desire for a meaningful portion of total compensation to be in the form of variable incentive pay. In determining target bonus levels, the Compensation Committee also reviewed incentive compensation practices at similar companies. As noted above, while the Compensation Committee does not target compensation elements against the market data, the Compensation Committee does review the market data to understand competitive market practices with respect to executive compensation.

The Compensation Committee established Adjusted Revenue and Adjusted EBITDA as the two metrics to measure company and product area performance for the annual cash incentive bonuses in 2021. The Compensation Committee determined payouts for 2021 primarily on financial performance, using a formula that measured Adjusted Revenue and Adjusted EBITDA relative to company and product area goals established for the bonus program. To arrive at Adjusted Revenue and Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) we exclude the impact of certain items, such as expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs, acquisitions and divestitures and associated costs, and certain investments in the business. At the beginning of 2021, the Compensation Committee established a funding formula that specifies bonus funding for Adjusted Revenue and Adjusted EBITDA based on various performance levels, with the final funding factor being weighted 67% for Adjusted Revenue and 33% for Adjusted EBITDA. The graphics below illustrate how this formula works for company and product area performance:

2021 ADJUSTED REVENUE FUNDING FORMULA

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Compensation Discussion & Analysis

2021 ADJUSTED EBITDA FUNDING FORMULA

The Compensation Committee determined that Kunal’s, Jason’s, Bevin’s, and Danny’s bonus funding should be based entirely on the company performance measures.

Company Performance Measures: In 2021, our overall company financial performance resulted in the following calculation of the bonus funding factor and final payout factor:

Measure	Goal	Achievement	Goal Attainment	Unweighted Funding Factor	Weighting	Funding Factor

Adjusted Revenue (Millions)	$1,560.1	$1,684.5	108.0%	140%	67%	148.8%
Adjusted EBITDA (Millions)	$465.2	$589.5	126.7%	167%	33%

Each executive’s bonus target was multiplied by the final funding factor to determine the funding adjusted target bonus. Adjustments to the calculated award amounts were then determined based on each executive’s individual performance.

Compensation Discussion & Analysis

The table below shows the bonus earned by each of the named executive officers based on the achievement of company financial goals and the adjustments made for individual performance. Consistent with last year, the Compensation Committee approved an individual performance factor for Kunal which was used to calculate his final bonus amount. This final bonus amount was then allocated so that 100% of Kunal’s funded adjusted target was paid in cash and the remainder in restricted stock units that vest in full on the first anniversary of the grant date. For each of our other named executive officers, Kunal recommended, and the Compensation Committee approved, an individual performance factor which was used to calculate each of their respective cash bonus awards. Also, Kunal recommended, and the Compensation Committee approved, an additional grant for Danny of restricted stock units that vest in two equal annual installments commencing on the first anniversary of the grant date as part of the Company’s program to deliver outsized awards to top performers. We describe the factors affecting the individual performance adjustment for each of our named executive officers in more detail below.

	2021 Target Bonus	Financial Funding Factor	Individual Performance Adjustment	2021 Cash Bonus	Restricted Stock Units	2021 Final Bonus

Kunal Kapoor	$1,000,000	148.8%	140%(1)	$1,488,000	$595,200	$2,083,200

Jason Dubinsky	500,000	148.8%	100%(3)	744,000	–	744,000

Bevin Desmond	290,137(2)	148.8%	100%(3)	431,723	–	431,723

Danny Dunn	300,000	148.8%	130%(3)	513,360	66,960	580,320

(1) For Kunal, the individual performance adjustment is applied to calculate his final bonus amount. His bonus was allocated so that 100% of Kunal’s funded adjusted target was paid in cash and the remainder in restricted stock units to be granted on May 15, 2022, which will vest in full on the first anniversary of the grant date.

(2) The target bonus for Bevin reflects a portion of the year at part time status.

(3) For Jason, Bevin and Danny, the individual performance adjustment is applied to calculate their cash bonus amounts. In 2021, Morningstar rewarded its top performers (those whose individual performance adjustment was above 100%) with a restricted stock unit award that vests in two equal annual installments commencing on the first anniversary of the grant date. Danny will receive these restricted stock units on May 15, 2022 in addition to his cash bonus of 115% of the funding factor as a result of being in this cohort and consistent with others across the Company whose individual performance adjustment was above 100%.

2021 BONUS PAYOUTS

The Compensation Committee reviewed Kunal’s performance and his broader impact on the growth of the business and the Compensation Committee reviewed Kunal’s evaluation of each executive’s contributions to key company initiatives and his or her broader impact on the growth of the business. The bonus discussion below describes the key goals for each named executive officer, how the Compensation Committee evaluated performance against those goals, and the factors affecting the individual performance adjustment for each of our named executive officers.

Kunal Kapoor: In 2021, Kunal’s key goals included driving our financial goals, delivering differentiated insights to customers, establishing a leading position, driving operational excellence and scalability and building an inclusive culture. The Company overdelivered on its financial goals for Adjusted Revenue, Adjusted EBITDA, and cash flow. We added uniquely valuable content to our products and services, including new ESG datasets and patent data in PitchBook, and expanded our footprint into important adjacencies, including establishing Morningstar Credit Information & Analytics and expanding our Workplace offerings into new channels to serve advisors. All told, growth came from across the business in 2021, including from the newly-integrated Sustainalytics business. Despite external challenges faced by many organizations, we have managed to grow our employee engagement scores to an all-time high under Kunal’s leadership and continue to see our colleagues recommending Morningstar as a great place to work. This has occurred with the pandemic as a backdrop, record hiring, and integration of a significant acquisition.

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Compensation Discussion & Analysis

Jason Dubinsky: In 2021, Jason drove a focus on continuing to fine-tune our budgeting and planning process so we allocate capital appropriately to our many compelling long-term opportunities. This helped the Company overdeliver on its financial goals. His team also worked on completing integration activities related to a number of acquisitions that have been completed in recent years and ensuring that we continue to hone our processes further for efficiency in the future. Jason’s team also made progress in driving continued automation and process improvement activity, while enhancing partnerships with business units and solidifying core stewardship activities. Finally, we undertook a major project to evaluate the scalability of our businesses as we continue to become an even larger company, and Jason was a key stakeholder in helping to formulate those changes.

Bevin Desmond: Bevin spent this year focused on completing integration activities for a number of our acquisitions, leading our Total Rewards efforts while searching for a new leader in that area, and designing new compensation programs to attract and retain talent in a tight labor market. 2021 was a busy year for our recruiting team and Bevin responded by initiating a process that will lead to end-to-end enhancements and efficiencies across our global recruiting operation. Bevin also oversaw several key hires for the organization, led the completion of our first-ever pay equity study, and drove our DEI initiatives across the firm. Finally, along with other senior leaders, Bevin was a key participant in our planning around scaling our organization for future growth and played a pivotal role in helping to implement our working group’s decisions.

Danny Dunn: The sales organization had a terrific year, headlined by the fact that we exceeded sales targets across our organization. What’s more, as we continued to integrate capabilities such as ESG into our offering, Danny has been pivotal in reviewing and adapting our go-to-market structures and compensation approaches to ensure maximum impact. During the year, Danny also delved heavily into evaluating our service and support organizations, making several key hires and organizational shifts that position us well for the future. Along with other senior leaders, Danny participated in our working group around how we successfully keep scaling our organization, and we also expanded his responsibilities to include oversight of the marketing organization.

EQUITY-BASED COMPENSATION

Our stock incentive plan, the Morningstar Amended and Restated 2011 Stock Incentive Plan (the 2021 Plan), provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and market stock units among other stock-based awards. All of our employees are eligible for awards under the 2021 Plan. As noted above, Joe Mansueto does not participate in the 2021 Plan.

Equity awards that vest over time are an important part of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards to help align the economic interests of our executive officers with those of our shareholders. We also believe it’s important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation we provide to each executive officer each year generally reflects the individual’s level of responsibilities within the Company.

The Compensation Committee reviews the value of annual equity awards for each executive officer to evaluate whether they reflect each individual’s responsibilities within the Company and encourage retention and long-term alignment with the Company’s success. In 2021, we granted restricted stock units and market stock units to our named executive officers. Each named executive officer’s target equity value is allocated equally between restricted stock units and market stock units. Restricted stock units were granted to our named executive officers in May. With respect to market stock units, the Compensation Committee elected to grant one-half of each named executive officer’s targeted value in May and the other half in November to minimize the effect of stock price volatility on the awards. We describe these awards in more detail below.

Compensation Discussion & Analysis

Restricted Stock Units:

In 2021, the Compensation Committee granted restricted stock units to our named executive officers that vest in four equal annual installments commencing on the first anniversary of the grant date. The table below shows the approximate value approved for each named executive officer in 2021 and 2020.

	Approximate Value of 2021 Restricted Stock Units		Approximate Value of 2020 Restricted Stock Units

Kunal Kapoor	$1,000,000	(1)	$3,750,000	(2)

Jason Dubinsky	450,000	(3)	400,000

Bevin Desmond	250,000	(3)	250,000

Danny Dunn	250,000	(3)	225,000

(1) During 2021, Kunal received a restricted stock unit grant in the amount of $232,275 as part of his 2020 bonus award. This award is not included in Kunal’s 2021 target value in the table above.

(2) During 2020, Kunal received a restricted stock unit grant in the amount of $503,975 as part of his 2019 bonus award. This award is not included in Kunal’s 2020 target value in the table above.

(3) During 2021, Jason, Bevin, and Danny received restricted stock unit grants of $61,125, $66,015, and $36,675, respectively as part of their 2020 bonus award. This award is not included in 2021 target value in the table above.

The value of Kunal’s restricted stock unit award in 2021 was lower than in 2020 because in 2020 he was granted an additional one-time restricted stock unit award with a grant date fair value of $3,000,000, which was approved by the Compensation Committee in December 2019 following a review of a competitive compensation analysis prepared by Willis Towers Watson. The value of Jason’s and Danny’s restricted stock unit award increased to reflect their performance and contributions.

Market Stock Units:

In 2021, the Compensation Committee granted market stock units to our named executive officers that vest three years from the grant date depending on our total shareholder return (TSR) over that three-year period. In addition to the TSR metric, the market stock units granted to the named executive officers in 2021 had a performance kicker, where an additional amount of market stock units would be earned for outperformance during the performance period. The Compensation Committee granted one-half of the 2021 targeted value on May 15, 2021 and the other half on November 15, 2021. The table below shows the targeted value for each named executive officer in 2021 and 2020.

	2021 Market Stock Unit Kicker	Approximate Target Value of 2021 Market Stock Units		2020 Market Stock Unit Kicker	Approximate Target Value of 2020 Market Stock Units

Kunal Kapoor	Performance Kicker	$1,000,000	(1)	Performance Kicker	$750,000	(1)

Jason Dubinsky	Performance Kicker	450,000		Performance Kicker	400,000

Bevin Desmond	Performance Kicker	250,000		Performance Kicker	250,000

Danny Dunn	Performance Kicker	250,000		Performance Kicker	225,000

(1) As noted under 2021 CEO Compensation, during 2020 and 2021, Kunal received the first and second, respectively, of three grants of market stock units with a target value of $1,000,000 each, with a three-year performance period. This award was approved in 2019 when the Compensation Committee evaluated and revisited Kunal’s target total compensation as a more experienced CEO with demonstrated successes, strategic direction, and leadership, and is not included in Kunal’s 2020 or 2021 target values in the table above.

The value of Kunal’s market stock unit award in 2021 was higher than in 2020 as noted under 2021 CEO Compensation. The value of Jason’s and Danny’s restricted stock unit award increased to reflect their performance and contributions.

42    2022 Proxy Statement

Compensation Discussion & Analysis

The market stock units vest based on our TSR over the three-year performance period, as shown in the table below. In 2021, the Target TSR to earn 100% of the target market stock units was 20%. The shares earned based on TSR performance between the performance levels described below will be based on a linear interpolation.

Performance Level	Shares Earned as a Percentage of Target Market Stock Units

Threshold TSR	0% vesting if TSR is negative 13.33%

Target TSR	100% vesting if TSR is 20%

Maximum TSR	150% vesting if TSR is 45% (for the May 15, 2021 grant) 200% vesting if TSR is 70% (for the November 15, 2021 grant)

In addition to TSR performance, if there is outperformance during the performance period, the named executive officers may receive an additional number of shares. This performance kicker will be determined by the Compensation Committee at or before the end of the performance period and will take into consideration actual performance results (other than TSR) and other metrics, quantitative and/or qualitative during the performance period. The shift from a revenue kicker in 2019 to a performance kicker in 2020 and 2021 was made due to the uncertain market environment and uncertain three-year outlook due to the COVID-19 pandemic.

Performance Level	Performance Kicker

To Be Determined by the Compensation Committee	100% - 200% of shares earned based on TSR performance (for the May 15, 2021 grant) 100% - 150% of shares earned based on TSR performance (for the November 15, 2021 grant)

2018 MARKET STOCK UNITS

On May 15, 2018 and November 15, 2018, the Compensation Committee granted market stock units to each of our named executive officers. Under the terms of the May 2018 and November 2018 market stock unit awards, we measured Morningstar’s total shareholder return over a three-year performance period beginning on each of May 15, 2018 and November 15, 2018, respectively compared to the payout scale for each grant. The tables below disclose the payout scale, actual total shareholder return, and resulting MSUs earned as a percentage of target by each of named executive officers.

May 2018 Market Stock Units

Performance Level	Shares Earned as a Percentage of Target Market Stock Units

Threshold TSR	0% vesting if TSR is negative 23.33%

Target TSR	100% vesting if TSR is 10%

Maximum TSR	150% vesting if TSR is 35%

Actual TSR and Actual MSUs vesting	150% of target MSUs vested due to 140.6% actual TSR

November 2018 Market Stock Units

Performance Level	Shares Earned as a Percentage of Target Market Stock Units

Threshold TSR	0% vesting if TSR is a negative 23.33%

Target TSR	100% vesting if TSR is 10%

Maximum TSR	150% vesting if TSR is 35%

Actual TSR and Actual MSUs vesting	150% of target MSUs vested due to 156.8% actual TSR

Compensation Discussion & Analysis

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the 2021 Plan. The following events constitute a change in control within the meaning of the 2021 Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar.

If there had been a change in control of Morningstar on December 31, 2021 and the Compensation Committee exercised discretion to accelerate vesting, the market value on that date of the shares subject to unvested restricted stock units and market stock units (at target) that would have vested, for the benefit of each of our named executive officers would have been:

	Restricted Stock Units	Market Stock Units

Kunal Kapoor	$12,166,978	$11,650,915

Jason Dubinsky	2,230,459	2,713,349

Bevin Desmond	1,291,696	1,595,383

Danny Dunn	1,136,091	1,460,297

Joe Mansueto	–	–

None of our executive officers hold any unvested stock options that would have been accelerated upon a change in control of Morningstar. Other than our 401(k) plan, we do not have any plans that permit executive officers to defer salary or bonus.

Rule 10b5-1 Trading Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in Morningstar and more closely link their economic interests with those of our shareholders. We require each of our directors to hold either (a) shares with a value of $5,000,000 or (b) generally speaking, a number of Morningstar shares and share equivalents that is at least the sum of 12.5% of the total number of exercisable stock options and 25% of the total number of vested restricted stock units and vested market stock units that he or she has been granted since becoming a director. For our executive officers, we require each person to hold either (a) shares with a value of $5,000,000 or (b) generally speaking, a number of Morningstar shares and share equivalents that is at least the sum of 12.5% of the total number of exercisable stock options and 33% of the total number of vested restricted stock units

44    2022 Proxy Statement

Compensation Discussion & Analysis

and vested market stock units that he or she has been granted since becoming an executive officer. This 33% threshold applicable to executive officers was increased in December 2021 from 25%. The other parameters remain unchanged. We describe our stock ownership requirements for executive officers and directors in more detail on the Investor Relations area of our corporate website at shareholders.morningstar.com in the Governance section.

As of March 1, 2022, our executive officers and directors were in compliance with these requirements except for one director. Due to an administrative error, Gail Landis is not currently in compliance but has a plan is in place to achieve compliance no later than the second quarter of 2022. The Nominating and Corporate Governance Committee has reviewed the facts and granted Gail a waiver to the stock ownership requirements for this period of time. The Nominating and Corporate Governance Committee has also reviewed the Company’s relevant internal controls and approved process improvements designed to identify and correct similar errors going forward.

Policy Regarding Hedging and Pledging

We consider it improper and inappropriate for our employees and Board members to engage in short-term or speculative transactions in Morningstar securities or in other transactions in Morningstar securities that may lead to inadvertent violations of insider trading laws. Our Code of Ethics subjects directors and employees to the following guidance in their transactions in Morningstar securities:

•

Short Sales: Directors and employees may not engage in short sales of Morningstar securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

•

Publicly Traded Options: Directors and employees may not engage in transactions in publicly traded options on Morningstar securities (such as puts, calls, and other derivative securities) on an exchange or in any other organized market, including over-the-counter or custom options.

•

Derivatives and Hedging Transactions: Directors and employees may not enter into derivative or hedging transactions intended to reduce their risk of owning Morningstar securities, while still maintaining ownership of such securities.

•

Standing Orders: Standing orders should be used only for a brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when a director or employee is aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when the director or employee did not possess material, nonpublic information.

•

Margin Accounts and Pledges: Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a director or employee fails to meet a margin call or by the lender in foreclosure if the director or employee defaults on the loan. Directors and employees may not have control over these transactions as the securities may be sold at certain times without the director’s or employee’s consent. A margin or foreclosure sale that occurs when a director or employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, directors and employees should exercise caution in holding Morningstar securities in a margin account or pledging Morningstar securities as collateral for a loan.

As of March 1, 2022, Joe Mansueto has pledged 1,800,000 shares as security under the terms of a bank credit agreement. This represents a decrease from 3,000,000 shares pledged under such agreement last year. The pledged shares represent approximately 10% of Joe’s total number of shares beneficially owned and 4% of Morningstar’s total shares outstanding. The credit agreement and related pledge were arranged to provide Joe some opportunity to diversify his assets, consistent with the advice Morningstar often gives investors. Excluding the pledged shares from the calculation of shares subject to Morningstar’s stock ownership policy, Joe would still be in compliance with such policy.

Compensation Discussion & Analysis

Independent Compensation Consultant

In 2021, management retained an independent compensation consultant, Willis Towers Watson, to review aspects of the Company’s executive and director compensation program, for a fee of $328,559. Separately, Willis Towers Watson also provided, at management’s request, services relating to broader human resources-related engagements, the fees for which totaled $304,924 in 2021.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee

Steve Kaplan, Chair

Cheryl Francis

Bill Lyons

Doniel Sutton

46    2022 Proxy Statement

Executive Compensation

The following table shows compensation for our named executive officers. No compensation information is provided for Joe Mansueto in 2019 because he was not a named executive officer during 2019.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total

Kunal Kapoor Chief Executive Officer	2021	$500,000	$2,999,437	$2,083,200	(4)	$14,955	$5,597,592
	2020	400,000	6,003,467	1,161,375	(5)	14,889	7,579,731

	2019	400,000	2,033,793	1,511,925	(6)	14,964	3,960,682

Jason Dubinsky Chief Financial Officer	2021	400,000	899,606	744,000		14,922	2,058,528
	2020	400,000	799,835	599,025	(7)	14,889	1,813,749
	2019	400,000	699,642	928,375		14,313	2,042,330

Bevin Desmond Chief Talent and Culture Officer	2021	290,137	499,859	431,723		14,050	1,235,769
	2020	270,000	499,849	422,496	(8)	13,856	1,206,201
	2019	258,750	399,834	480,720		13,552	1,152,856

Danny Dunn Chief Revenue Officer	2021	300,000	499,859	580,320	(9)	14,856	1,395,035
	2020	300,000	449,925	359,415	(10)	14,823	1,124,163
	2019	300,000	349,753	350,130		14,448	1,014,331

Joe Mansueto Executive Chairman and Chairman of the Board	2021	100,000	—	—		5,293	105,293
	2020	100,000	—	—		5,316	105,316

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards and market stock units granted in 2021 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. Under FASB ASC Topic 718, the vesting condition related to the total shareholder return (TSR) market stock units is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the named executive officers that could be calculated and disclosed based on achievement of the underlying market condition. See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the 2021 Grants of Plan-Based Awards table.

(2) The amounts represent annual bonus payments made under the Corporate Incentive Plan. For further information on these payments, see Compensation Discussion and Analysis—Annual Incentives.

Executive Compensation

(3) For 2021, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) Plan	Other	Total

Kunal Kapoor	$ 330	$ 14,625	$ —	$ 14,955

Jason Dubinsky	297	14,625	—	14,922

Bevin Desmond	231	13,819	—	14,050

Danny Dunn	231	14,625	—	14,856

Joe Mansueto	43	5,250	—	5,293

(4) For 2021, Kunal will receive $595,200 of the $2,083,200 in the form of restricted stock units to be granted on May 15, 2022, which will vest in full on the first anniversary of the grant date.

(5) For 2020, Kunal received $232,275 of the $1,161,375 in the form of restricted stock units granted on May 15, 2021, which will vest in full on the first anniversary of the grant date.

(6) For 2019, Kunal received $503,975 of the $1,511,925 in the form of restricted stock units granted on May 15, 2020, which will vest in full on the first anniversary of the grant date.

(7) For 2020, Jason received $61,125 of the $599,025 in the form of restricted stock units granted on May 15, 2021, which will vest in four equal annual installments commencing on the first anniversary of the grant date.

(8) For 2020, Bevin received $66,015 of the $422,496 in the form of restricted stock units granted on May 15, 2021, which will vest in four equal annual installments commencing on the first anniversary of the grant date.

(9) For 2021, Danny will receive $66,960 of the $580,320 in the form of restricted stock units to be granted on May 15, 2022, which will vest in two equal annual installments commencing on the first anniversary of the grant date.

(10) For 2020, Danny received $36,675 of the $359,415 in the form of restricted stock units granted on May 15, 2021, which will vest in four equal annual installments commencing on the first anniversary of the grant date.

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Executive Compensation

2021 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2021 to each of our named executive officers.

Name	Grant Date	Approval Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units(3)	Grant Date Fair Value of Stock Award(4)
				Target(1)	Threshold	Target	Maximum

Kunal Kapoor	—	—	Bonus	$1,000,000	$—	$—	$—	—	$—

	5/15/2021	12/3/2020	RSU	—	—	—	—	4,081	999,927

	5/15/2021	12/5/2019	MSU	—	0	2,824	8,472	—	499,989

	5/15/2021	5/13/2021	MSU	—	0	2,824	8,472	—	499,989

	11/15/2021	12/5/2019	MSU	—	0	1,680	5,040	—	499,766

	11/15/2021	11/10/2021	MSU	—	0	1,680	5,040	—	499,766

Jason Dubinsky	—	—	Bonus	500,000	—	—	—	—	—

	5/15/2021	5/13/2021	RSU	—	—	—	—	1,836	449,857

	5/15/2021	5/13/2021	MSU	—	0	1,270	3,810	—	224,854

	11/15/2021	11/10/2021	MSU	—	0	756	2.268	—	224,895

Bevin Desmond	—	—	Bonus	290,137	—	—	—	—	—

	5/15/2021	5/13/2021	RSU	—	—	—	—	1,020	249,920

	5/15/2021	5/13/2021	MSU	—	0	706	2,118	—	124,997

	11/15/2021	11/10/2021	MSU	—	0	420	1,260	—	124,942

Danny Dunn	—	—	Bonus	300,000	—	—	—	—	—

	5/15/2021	5/13/2021	RSU	—	—	—	—	1,020	249,920

	5/15/2021	5/13/2021	MSU	—	0	706	2,118	—	124,997

	11/15/2021	11/10/2021	MSU	—	0	420	1,260	—	124,942

Joe Mansueto	—	—		—	—	—	—	—	—

(1) Amounts shown represent the Corporate Incentive Plan bonus target for each participating named executive officer established by the Compensation Committee. The Corporate Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown represent the target and maximum market stock units granted under the 2021 Plan. These market stock units vest on the third anniversary of the grant date depending on our total shareholder return (TSR) over that three-year period and performance kicker determined by the Compensation Committee at or before the end of the performance period. The number of shares of our common stock to be received at vesting will range from 0% to 300% of the target amount based on the company’s TSR for the three-year performance period and the performance kicker. At threshold performance, none of the shares vest. At target performance, the target number of shares would vest. At, maximum, 300% of the target number of shares would vest. See Equity Based Compensation, Market Stock Units section for more details.

(3) Amounts shown consist of restricted stock units granted under the 2021 Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the aggregate grant date fair value for each restricted stock unit grant and market stock unit grant made in 2020 as determined pursuant to FASB ASC Topic 718. The amounts included for the market stock units are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating this amount.

Executive Compensation

2021 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2021. This table assumes that 150% of the target market stock units (200% of the target market stock units granted in November 2021) will vest on future vesting dates and does not reflect the impact of any performance or revenue kicker that may apply.

								Stock Awards
Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Kunal Kapoor	1/3/2017	RSU	6,797	(1)	$ 2,324,506

	5/15/2018	RSU	1,114	(2)	380,977

	5/15/2019	RSU	2.255	(2)	771,187

	5/15/2020	RSU	3,870	(2)	1,323,501

	5/15/2020	RSU	16,513	(3)	5,647,281

	5/15/2021	RSU	5,028	(2)	1,719,526

	5/15/2019	MSU				9,640	(4)	$ 3,296,784

	11/15/2019	MSU				7,951	(5)	2,719,162

	5/15/2020	MSU				12,086	(6)	4,133,291

	11/15/2020	MSU				7,911	(7)	2,705,483

	5/15/2021	MSU				8,472	(8)	2,897,339

	11/15/2021	MSU				6,720	(9)	2,298,173

Jason Dubinsky	5/15/2018	RSU	1,058	(2)	$ 361,825

	5/15/2019	RSU	1,315	(2)	449,717

	5/15/2020	RSU	2,064	(2)	705,867

	5/15/2021	RSU	2,085	(2)	713,049

	5/15/2019	MSU				2,352	(4)	$ 804,360

	11/15/2019	MSU				1,939	(5)	663,119

	5/15/2020	MSU				2,763	(6)	944,918

	11/15/2020	MSU				1,807	(7)	617,976

	5/15/2021	MSU				1,905	(8)	651,491

	11/15/2021	MSU				1,512	(9)	517,088

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Executive Compensation

								Stock Awards
	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Bevin Desmond	5/15/2018	RSU	446	(2)	$ 152,528

	5/15/2019	RSU	752	(2)	257,176

	5/15/2020	RSU	1,290	(2)	441,167

	5/15/2021	RSU	1,289	(2)	440,825

	5/15/2019	MSU				1,344	(4)	$ 459,635

	11/15/2019	MSU				1,108	(5)	378,925

	5/15/2020	MSU				1,726	(6)	590,275

	11/15/2020	MSU				1,129	(7)	386,107

	5/15/2021	MSU				1,059	(8)	362,167

	11/15/2021	MSU				840	(9)	287,272

Danny Dunn	5/15/2018	RSU	334	(2)	$ 114,225

	5/15/2019	RSU	658	(2)	225,029

	5/15/2020	RSU	1,161	(2)	397,050

	5/15/2021	RSU	1,169	(2)	399,786

	5/15/2019	MSU				1,176	(4)	$ 402,180

	11/15/2019	MSU				969	(5)	331,388

	5/15/2020	MSU				1,554	(6)	531,452

	11/15/2020	MSU				1,017	(7)	347,804

	5/15/2021	MSU				1,059	(8)	362,167

	11/15/2021	MSU				840	(9)	287,272

Joe Mansueto		—	—		—	—		—

(1) These restricted stock units fully vested on January 3, 2022.

(2) These restricted stock units vest in four equal annual installments on each of the first four anniversaries of the grant date.

(3) These restricted stock units vest in five equal installments on each of the first five anniversaries of the grant date.

(4) These market stock units vest on May 14, 2022, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(5) These market stock units vest on November 14, 2022, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(6) These market stock units vest on May 14, 2023, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(7) These market stock units vest on November 14, 2023, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(8) These market stock units vest on May 14, 2024, subject to the achievement of total shareholder return performance goals over a three-year performance period.

(9) These market stock units vest on November 14, 2024, subject to the achievement of total shareholder return performance goals over a three-year performance period.

Executive Compensation

2021 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units and market stock units during the year ended December 31, 2021 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Kunal Kapoor	—	$—	36,091	$9,405,894

Jason Dubinsky	—	—	6,137	1,661,846

Bevin Desmond	—	—	4,805	1,275,419

Danny Dunn	—	—	3,758	994,359

CEO Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Kunal Kapoor, our chief executive officer.

Ratio

For 2021:

•	The annual total compensation of our median employee was $63,500.

•	Kunal’s annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $5,597,592.

•	Based on this information, the ratio of the annual total compensation of Kunal to the annual total compensation of our median employee is estimated to be 88:1.

Identification of Median Employee

For purposes of identifying the median employee(s), we considered the base salary, allowances and target incentive compensation of all employees, other than Kunal, in the Company’s global employee population as of December 31, 2021. As of December 31, 2021, we had 9,680 employees, which includes all permanent full-time employees, part-time employees and interns.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2021 Summary Compensation Table with respect to each of the named executive officers.

52    2022 Proxy Statement

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2021 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)

Equity compensation plans approved by shareholders	515,233	(1)	$—	(2)	3,236,737

Equity compensation plans not approved by shareholders	—		—		—

Total	515,233		—		3,236,737

(1) Includes 371,710 restricted stock units, 108,322 market stock units and 35,201 PitchBook bonus plan performance share awards that were outstanding as of December 31, 2021.

(2) Restricted stock units, market stock units, and PitchBook bonus plan performance share awards do not have an exercise price. Morningstar does not have any outstanding options as of December 31, 2021.

PROPOSAL 2:

Advisory Vote to Approve Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our shareholders to vote, on an advisory basis, to approve the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to approve our 2021 executive compensation program and the compensation paid to our named executive officers. Our most recent “say on pay” vote was held at our 2021 Annual Shareholders’ Meeting. At our 2021 Annual Shareholders’ Meeting, shareholders voted to approve (on a non-binding basis) our executive compensation as disclosed in the proxy statement for that meeting.

As discussed in the Compensation Discussion and Analysis, our compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar Amended and Restated 2011 Stock Incentive Plan and the Morningstar Incentive Plan. The goals of our executive compensation program, policies, and practices are to attract and retain talented executives, motivate and reward our executives for their contributions to the Company, and align our executives’ interests with the long-term interests of our shareholders. The Compensation Committee and the Board believe the design of the 2021 executive compensation program and the compensation paid to our named executive officers under the current program fulfill these goals.

This proposal allows our shareholders to express their views on the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. For the reasons discussed above, we are asking our shareholders to indicate their support for the compensation of our named executive officers by voting FOR the following resolution at the annual meeting:

“Resolved, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

Because the say on pay vote is an advisory vote only, it will not be binding on the Company or our Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Recommendation of the Board The Board recommends a vote FOR the approval of the resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement.

54    2022 Proxy Statement

PROPOSAL 3:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has reappointed KPMG LLP as Morningstar’s independent registered public accounting firm for the fiscal year ending December 31, 2022. KPMG has served as our independent registered public accounting firm since 2011. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence each year. As a result of the committee’s evaluation carried out in early 2022, the Audit Committee decided to continue to engage KPMG.

Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, as a matter of good corporate governance we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify this appointment at the annual meeting, the Audit Committee will undertake further review.

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance, Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2021, and related matters.

Recommendation of the Board and Audit Committee

The Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2022.

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counsel, and direction to our management team in the long-term interest of the Company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under Nasdaq and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for public company audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in May 2021.

As noted above, the Audit Committee’s role is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is directly responsible for the appointment, compensation, retention, and, when appropriate, replacement of Morningstar’s independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. For additional information on the Audit Committee’s latest review of KPMG, see Proposal 3: Ratification of Appointment of the Independent Registered Public Accounting Firm.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written communications required by the Public Company Accounting Oversight Board related to its independence in the role of independent registered public accounting firm for Morningstar. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight and monitoring role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

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Audit Committee Report

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and other audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly filings with the SEC. Management and the independent audit firm review and discuss with the Audit Committee various topics and events that may have significant financial impact on Morningstar.

Management and the independent audit firm also review with the Audit Committee matters discussed between them. The Audit Committee reviews and discusses with management risks relating to the Company’s financial systems and data in the context of internal controls and legal exposure, as well as the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee preapproves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to preapprove additional services. If the Chair preapproves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent audit firms. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2021, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to the applicable requirement of the Public Company Accounting Oversight Board and the SEC. This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee

Cheryl Francis, Chair

Robin Diamonte

Gail Landis

Doniel Sutton

Caroline Tsay

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our principal accounting firm, in 2021 and 2020.

	2021	2020

Audit Fees	$3,899,288	$3,517,186

Audit-Related Fees	—	—

Tax Fees	—	26,189

All Other Fees	47,035	24,132

Total	$3,946,323	$3,567,507

AUDIT FEES

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

AUDIT-RELATED FEES

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. No such fees were paid or accrued in 2021 or 2020.

TAX FEES

This category includes fees for international tax and state franchise tax consultation services.

ALL OTHER FEES

This category includes fees for services other than the services reported in audit, audit-related, and tax fees.

58    2022 Proxy Statement

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

The Audit Committee Charter requires that the Audit Committee review all related party transactions including any transaction required to be disclosed under Item 404 of Regulation S-K. Pursuant to SEC rules, a “related person” generally includes directors, director nominees, executive officers, greater than 5% shareholders, immediate family members of any of the foregoing and entities that are affiliated with any of the foregoing. A “related party transaction” is any transaction, since the beginning of Morningstar’s last fiscal year, in which Morningstar was a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The Audit Committee and the Board has adopted a written policy requiring notification, review and approval of related person transactions. Under the policy, the Audit Committee is provided with the significant details of each related party transaction, including the material terms of the transaction and the benefits to Morningstar and to the relevant related person, as well as any other information it believes to be relevant to review and approve or disapprove the transaction. In determining whether to approve a related party transaction, the Audit Committee will consider all the relevant facts and circumstances, including the following:

•	the terms of the transaction and the related person’s interest in the transaction;

•	the benefits to the Company of the transaction;

•	the availability of other sources of comparable products or services;

•	the terms available to unrelated third parties generally;

•	whether the transaction can be effectively managed by the Company; and

•	if applicable, the potential effect on a director’s independence of entering into the transaction.

The Audit Committee may approve related party transactions that it determines in good faith are not inconsistent with the best interests of the Company and its shareholders. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. Since January 1, 2021, Morningstar has not participated in any related party transaction within the meaning of Item 404 of Regulation S-K, except as described below.

During fiscal year 2021, Morningstar paid approximately $187,000 to Compute Software, Inc. for purchases of cloud computing services. Caroline Tsay, a member of Morningstar’s Board, is the co-founder of, and serves as chief executive officer at, Compute Software and, together with members of her immediate family, owns a significant amount of the equity interests of Compute Software. This transaction was subject to the review procedures described above.

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2023 Annual Shareholders’ Meeting must be received by us no later than December 2, 2022. The shareholder must also comply with the requirements of Exchange Act Rule 14a-8. Any director nominee that a shareholder wishes to include in our proxy statement for nomination at our 2023 Annual Shareholders’ Meeting must be received by us no earlier than December 14, 2022 and no later than January 13, 2023. The shareholder and nominee must also comply with the requirements of our by-laws which can be found in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Governance section. In addition to satisfying the requirements under our by-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Morningstar’s nominees must provide notice that sets forth the information required by Rule 14a-19 promulgated under the Exchange Act no later than March 14, 2023. The proposal, nomination, or notice must be submitted, along with proof of ownership of our stock and other information required under our by-laws or applicable law or regulation, to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. We suggest that the proposal, nomination, or notice be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal or nomination to contact our corporate secretary in advance of the deadline to discuss the matter. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and our by-laws. Submitting a shareholder proposal or director nomination does not guarantee that we will include it in our proxy statement.

Shareholders who intend to present a proposal or nominate a director at our 2023 Annual Shareholders’ Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than January 13, 2023, and no later than February 12, 2023. The notice must be made by a registered shareholder, on his or her behalf, or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Succession Planning and Director Recruitment Process.

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Communicating With Us and Obtaining Additional Information

Communicating with Us

We encourage all interested parties — including securities analysts, potential shareholders, and others — to submit questions to us in writing. If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 W. Washington St., Chicago, Illinois 60602. We will make written responses to selected inquiries we receive in a particular month available to all investors at the same time in Form 8-K reports furnished to the SEC.

Please visit shareholders.morningstar.com to obtain press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest annual report, please send your request to investors@morningstar.com.

Shareholders may communicate with the Board by writing to our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602 or by sending an email to board@morningstar.com. The corporate secretary may, in her discretion, not forward certain items if she deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In other cases, the corporate secretary may forward some of the correspondence elsewhere in the Company for review and possible response.

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2021 are included in our 2021 Annual Report on Form 10-K for the year ended December 31, 2021, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2021 Annual Report and this proxy statement can be obtained by contacting our Investor Relations department at investors@morningstar.com. Our 2021 Annual Report and this proxy statement are available in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Financial Summary section.

Questions and Answers About the Annual Meeting and the Proxy Materials

Who is soliciting my proxy?

The Board of Directors, on the Company’s behalf, is soliciting your proxy to vote at the annual meeting.

How will you conduct the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Friday, May 13, 2022. We will hold the meeting as a hybrid meeting and there are three different ways to participate.

1)

Shareholders may attend in person at our corporate headquarters at 22 W. Washington St., Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach our auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

2)

Shareholders may vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/MORN2022. Through this platform you will also be able to view and listen to a live webcast of the meeting and submit written questions during the meeting. To be admitted to the annual meeting through this platform you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the proxy statement. If you are a beneficial shareholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your control number.

3)

In addition, our annual meeting is available to any interested participants by registering in advance at shareholders.morningstar.com in the Events & Presentations section of the Investor Relations area of our corporate website. Through this platform, you will be able to view and listen to a live webcast of the meeting and submit written questions or ask questions live via your webcam, but you will not be able to vote your shares during the meeting through this platform.

Why are you holding a hybrid meeting?

We have implemented a hybrid meeting format which will include an in-person meeting that will simultaneously be transmitted via a virtual platform. We believe this offers shareholders and other interested participants the most flexibility to choose how they participate in the meeting. Our goal for the annual meeting is to provide virtual participants substantially the same access and exchange with the Board and management as those who attend the in-person meeting. We believe that we are observing best practices for virtual access to shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

62    2022 Proxy Statement

Questions and Answers About the Annual Meeting and the Proxy Materials

How do I ask questions during the meeting?

The question and answer session will include questions submitted in advance of, and questions submitted live during, the annual meeting. You may submit a question in advance of the meeting by emailing investors@morningstar.com or at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the annual meeting in three ways: (i) by raising your hand for those attending in person, (ii) in writing through www.virtualshareholdermeeting.com/MORN2022 or (iii) via webcam or in writing through advance registration at shareholders.morningstar.com in the Events & Presentations section of the Investor Relations area of our corporate website.

What technical support is available during the meeting?

We encourage you to access the annual meeting before it begins. For shareholders accessing the meeting through www.virtualshareholdermeeting.com/MORN2022, online check-in will start approximately 30 minutes before the meeting on May 13, 2022. If you have difficulty accessing the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international). We will have technicians available to assist you.

For other participants accessing the meeting through advance registration at shareholders.morningstar.com, please refer to your registration confirmation e-mail that will have instructions related to technical support.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On April 1, 2022 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect directors to serve until our next annual meeting and will also be asked to approve our executive compensation and ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022. We do not expect any other matters to be presented at the meeting. If other matters (including matters incident to the conduct of the meeting) are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 14, 2022, are entitled to vote at the meeting. On that date, there were 42,808,771 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

How many votes are required to elect directors and adopt proposals?

The election of each director, approval of our executive compensation, and ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum at the meeting.

Questions and Answers About the Annual Meeting and the Proxy Materials

How many votes am I entitled to per share?

Each share of our stock that you own as of the record date represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote over the Internet, by telephone, or by mail prior to the annual meeting by following the instructions provided in the Notice of Internet Availability of Proxy Materials. You may vote during the annual meeting by attending in person and requesting a ballot or by visiting www.virtualshareholdermeeting.com/MORN2022. To be admitted to the annual meeting you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the proxy statement. If you received a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials, or vote using the telephone number indicated on the proxy card.

If you are a beneficial owner of shares, you may vote over the Internet, by telephone, or by mail prior to the annual meeting by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the holder of record of your shares. You may vote in person at the meeting by obtaining a proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot. You may also vote during the annual meeting by visiting www.virtualshareholdermeeting.com/MORN2022. To be admitted to the annual meeting you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form you received from the holder of record of your shares. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your Control Number. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the holder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows:

•	FOR the election of each of the director nominees listed in this proxy statement.

•	FOR the approval of our executive compensation.

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2022.

If other matters (including matters incident to the conduct of the meeting) are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. If you attend the meeting and are a shareholder of record, you may also submit your vote, and any previous votes that you submitted on those matters will be superseded by the vote that you cast during the meeting.

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Questions and Answers About the Annual Meeting and the Proxy Materials

Can I revoke my proxy?

You may revoke your proxy at any time before the completion of voting at the meeting by voting during the meeting by visiting www.virtualshareholdermeeting.com/MORN2022 or by delivering written instructions before the meeting to our corporate secretary at Morningstar, Inc., 22 W. Washington St., Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, email, or otherwise. We do not compensate them for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a recording of the annual meeting be available?

You can view a video recording in the Investor Relations area of our corporate website at shareholders.morningstar.com in the Events & Presentations section, which will be available for approximately one year after the meeting.

MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/12/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MORN2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/12/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR
the following:
1. Election of Directors Nominees	For	Against	Abstain

1a. Joe Mansueto	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

1b. Kunal Kapoor	☐	☐	☐
1c. Robin Diamonte	☐	☐	☐	2.	Advisory vote to approve executive compensation.	☐	☐	☐
1d. Cheryl Francis	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as Morningstar’s independent registered public accounting firm for 2022.	☐	☐	☐
1e. Steve Joynt	☐	☐	☐
1f. Steve Kaplan	☐	☐	☐
1g. Gail Landis	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.
1h. Bill Lyons	☐	☐	☐
1i. Doniel Sutton	☐	☐	☐
1j. Caroline Tsay	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

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MORNINGSTAR, INC.

Annual Meeting of Shareholders

May 13, 2022 9:00 AM CDT

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2022.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, 2, and 3 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Patrick J. Maloney and Leah Trzcinski, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side